UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 8, 2011

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 8, 2011, at 10:00 a.m. local time. We are holding this meeting:

1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To consider an advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To consider an advisory “say on frequency” vote regarding the frequency of the vote on our executive compensation program (once every year, every two years or every three years);

4.    To consider an amendment and restatement of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan and consolidation of the Ingram Micro Inc. 2008 Executive Incentive Plan into the 2011 Ingram Micro Incentive Plan, including the authorization of an additional 13,500,000 shares of common stock issuable under the plan;

5.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

6.    To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 11, 2011 will be entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 8, 2011: This Proxy Statement, along with the 2010 Annual Report to Shareholders, is available on the following website: www.edocumentview.com/im.

Receive Proxy Materials Electronically:  With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials online if you are a registered holder, please go to www.computershare.com/us/ecomms.

April 19, 2011
Santa Ana, California	By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

i

ii

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of Ingram Micro (the “Board”) and contains information related to the 2011 annual meeting of our shareholders to be held on Wednesday, June 8, 2011, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is April 19, 2011. It is first being mailed to our shareholders on April 19, 2011.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the 2011 Annual Meeting

The purpose of the 2011 annual meeting is:

1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To consider an advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To consider an advisory “say on frequency” vote regarding the frequency of the vote on our executive compensation program (once every year, every two years or every three years);

4.    To consider the 2011 Ingram Micro Incentive Plan, including the authorization of an additional 13,500,000 shares of common stock issuable under the plan;

5.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

6.    To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by a broker or nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 11, 2011 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 161,027,566 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 3:00 a.m. (Pacific Time) on June 8, 2011.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 3:00 a.m. (Pacific Time) on June 8, 2011.

•	In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below. The deadline for voting by mail is 3:00 a.m. (Pacific Time) on June 8, 2011 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan (“Ingram Micro 401(k) Plan”), you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the Record Date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by June 3, 2011. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. If you sign your proxy card but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

1.    “FOR” election of the ten director nominees named in this proxy statement to our Board, each for a term of one year (see “Proposal No. 1 – Election of Directors”);

2.    “FOR” approval of the advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (see “Proposal No. 2 – Advisory Vote on Executive Compensation”);

3.    For a “1 YEAR” frequency in the advisory “say on frequency” vote regarding the frequency of the vote on our executive compensation program (once every year, every two years or every three years) (see “Proposal No. 3 – Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation”);

4.    “FOR” approval of the 2011 Ingram Micro Incentive Plan, including the authorization of an additional 13,500,000 shares of common stock issuable under the plan (“Proposal No. 4 – Approval of 2011 Incentive Plan”); and

5.    “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal No. 5 – Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

In the election of directors under Proposal No. 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “FOR” a director’s election must exceed 50% of the votes cast with respect to the director’s election). Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election.

With respect to Proposal No. 2, the “say on pay” advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

With respect to Proposal No. 3, the advisory vote on the frequency of holding future advisory “say on pay” votes on executive compensation, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” If you abstain from voting on Proposal No. 3, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal No. 4, approval of the 2011 Ingram Micro Incentive Plan (the “2011 Plan”) requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal. If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal do not vote to approve the 2011 Plan, (i) each of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the Ingram Micro Inc. 2008 Executive Incentive Plan (the “Executive Incentive Plan”) will continue in full force in accordance with its terms as in effect immediately prior to the adoption of the 2011 Plan, and the 2011 Plan will not take effect, and (ii) the Company may continue to grant awards under each of the 2003 Plan and the Executive Incentive Plan subject to the terms and conditions set forth therein. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

Approval of the ratification of the selection of our independent registered public accounting firm under Proposal No. 5 requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on Proposals 1, 2, 3 or 4 if it does not receive voting instructions from you. Such broker nonvotes will not have an effect on the outcome of the votes.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors as described below, which is designated as Proposal No. 1 on the enclosed proxy card.

On the recommendation of the Governance Committee, the Board has nominated the 10 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.

Director Nominee Experience and Qualifications

The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. All of our nominees are seasoned leaders who bring to the Board a vast array of public company, financial services, private company, public sector, and other business experience, the majority as senior executives in industries different from that of Ingram Micro. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Ingram Micro’s challenges and evaluate the strategies proposed by management, as well as their implementation. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of a sophisticated global company. Specific experience, qualifications, attributes and skills of each nominee are described in that nominee’s biography below (biographies are current as of the Record Date):

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 60, has recently retired from the position of Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, in U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. Mr. Atkins is a member of the Board of Directors of Occidental Petroleum Corporation. Mr. Atkins brings to the Board extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

Leslie Stone Heisz	Director since March 2007

Ms. Heisz, age 50, is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Freres & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Before joining Lazard in 2003, Ms. Heisz was managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance and leading the Gaming and Leisure Group. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and a senior consultant specializing in strategic information systems at Price Waterhouse. Ms. Heisz is a member of the Board of Directors of HCC Insurance Holdings, Inc. She previously served on the Board of Directors of International Game Technology from June 2003 to October 2008 and Eldorado Resorts LLC from November 1996 to March 2008. Ms. Heisz’s career in the investment banking industry, deep understanding of capital markets and her previous board experience bring to the Board expertise in oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

John R. Ingram	Director since April 1996

Mr. Ingram, age 49, is Chairman of Ingram Industries Inc. and CEO of Ingram Content Holdings, Ingram Industries’ operating division of Ingram Book Group related companies, Ingram Digital related companies, and Lightning Source Inc., a print-on-demand and digital distribution company. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience in digital distribution. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of Orrin H. Ingram II, who is also a director of the Company.

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 50, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram is a member of the Board of Directors of Coca-Cola Enterprises Inc. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience serving on the Board of a beverage distribution company. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of John R. Ingram, who is also a director of the Company.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 65, is the owner of Laurance Enterprises LLC, a private advisory services company. He is also the owner of Nightingale Properties LLC, a Hawaiian real estate development company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a director of the Saint John’s Health Center and serves on the Board of Trustees of the Polytechnic School. He also serves on the Board of Trustees of the Children’s Bureau and the Advisory Board of the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007. He previously served on the Board of Directors of Jacobs Engineering Group Inc. from 1994 to 2008. Dr. Laurance is an experienced executive and has extensive experience in the areas of international business, financial reporting, strategy, regulatory compliance, and corporate governance as a senior executive and board member of Occidental Petroleum Corporation. Dr. Laurance brings strong leadership skills and complex business operational experience and provides strategic counsel important in the Board’s oversight of management.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 69, is an advisor to professionally funded, privately held ventures. Ms. Levinson was Non Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held Internet media company, until May 2010 when it was merged into Epic Advertising. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From November 2006 through June 2007, Ms. Levinson was also Executive Chair of XI Technologies. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, Internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partners, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and DemandTec, Inc. Ms. Levinson’s executive and consulting career brings to the Board in-depth knowledge of business operations and strategy, and an extensive breadth and depth of experience related to compensation strategies and corporate governance through her long tenure serving on the boards of a number of large international companies, including as chair of compensation committees.

Scott A. McGregor	Director since June 2010

Mr. McGregor, age 55, is President and Chief Executive Officer of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. Prior to joining Broadcom in January 2005, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductor, a $6-billion subsidiary of the Netherlands-based Royal Philips Electronics, from 2001 through 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Businesses unit. Before joining Philips, Mr. McGregor served in various senior management positions from 1990 to 1998, most recently as senior vice president and general manager, at Santa Cruz Operation Inc., a provider of network computing solutions. He has also held management positions at Digital Equipment Corporation (now part of Hewlett-Packard) and led Microsoft’s original Windows team. He began his career at Xerox Corporation’s Palo Alto Research Center (PARC). Mr. McGregor is a member of the Board of Directors of Broadcom Corporation. He previously served on the Board of Directors of Progress Software Corporation. Mr. McGregor is a seasoned business executive who brings to the Board significant IT industry business knowledge to provide insight on Ingram Micro strategy, compensation practices, risk management and implementation of sound corporate governance practices for the company.

Michael T. Smith	Director since May 2001

Mr. Smith, age 67, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, FLIR Inc. and Wabco Holdings Incorporated. He previously served on the Board of Directors of Anteon International Corporation from April 2005 to June 2006 and on the Board of Directors of Alliant Techsystems from December 1997 to August 2009. Mr. Smith’s senior executive positions in large multi-national, complex corporations bring to the Board in-depth knowledge of business operations, strategy and corporate governance. With his experience on audit committees of other public companies, Mr. Smith provides strong accounting and financial skills important in the understanding and oversight of our financial reporting and corporate governance matters.

Gregory M.E. Spierkel	Director since June 2005

Mr. Spierkel, age 54, has been our Chief Executive Officer since June 2005. He previously served as President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to joining Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996. Mr. Spierkel is a member of the Board of Directors of PACCAR. As a seasoned executive and Chief Executive Officer of Ingram Micro, Mr. Spierkel brings in-depth knowledge of Ingram Micro business operations and strategy that is important to the Board’s oversight of long-term strategy, succession planning, enterprise risk management, compensation and corporate governance practices for the Company.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 75, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as Chairman of the Universities Research Association. He previously served on the Board of Directors of Hercules Incorporated from August 2001 to November 2008 and El Paso Corporation from October 1999 to May 2009. As one of the Company’s most tenured directors, and as former chair of our Audit Committee for many years, Mr. Wyatt provides a focused historical perspective on the Board and the Company, and deep understanding of Ingram Micro’s business and operations, corporate governance, enterprise risk management and financial accounting requirements.

BOARD OF DIRECTORS

The Board of Directors held 10 meetings during fiscal year 2010. All current directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2010. The Board and its committees regularly hold executive sessions of non-employee directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All current directors attended Ingram Micro’s 2010 annual meeting of shareholders on June 9, 2010 (other than Mr. McGregor who joined the Board after the 2010 annual meeting).

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-employee directors”) an annual award which may consist of a combination of cash, stock options or restricted stock/restricted stock units and meeting fees for attending meetings of the Board and Board committees on which they serve. Any director who is an employee of Ingram Micro does not receive separate compensation for service on the Board.

Annual Award. The mix of cash, stock options and restricted stock/restricted stock units for the annual award must be selected by each non-employee director before December 31 of each year prior to the start of the new calendar year or within 30 days of initial appointment or election to the Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for partial year service. In addition, the mix of cash, stock options and restricted stock/restricted stock units for the annual award is subject to the following assumptions and restrictions:

•    Cash. On December 1, 2010, the Board approved certain changes to our director compensation policy. If cash is selected as a component of compensation, the amount that may be selected by directors is subject to the following terms:

•	The maximum amount of the cash retainer that may be selected annually is as follows:

•	$80,000 for directors other than Audit Committee members, committee chairs and the Non-Executive Chairman of the Board (the “NEC”); and $85,000 for Audit Committee members, other than the Audit Committee chair;

•	$110,000 for the Audit Committee chair;

•	$105,000 for the Human Resources Committee chair; $100,000 for the Governance Committee chair; and $90,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs are also on the Audit Committee; and

•	$170,000 for the NEC.

•	Audit Committee members and committee chairs must select a minimum amount of the cash retainer annually, as follows (subject to adjustment for partial years of service):

•	$5,000 for Audit Committee members, other than the Audit Committee chair;

•	$30,000 for the Audit Committee chair; and

•	$25,000 for the Human Resources Committee chair; $20,000 for the Governance Committee chair; and $10,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs are also on the Audit Committee.

No minimum amount applies with respect to directors who do not serve as Audit Committee members or committee chairs.

Prior to December 1, 2010, the amount of cash retainer that could be selected by directors, other than committee chairs and the NEC, ranged from $0 to $70,000. Committee chairs were paid a minimum of $15,000 cash and could have elected a maximum amount of $85,000. The Audit Committee chair was paid a minimum of $20,000 in cash and could have elected a maximum of $90,000. The NEC could have selected cash compensation ranging from $0 to $170,000.

Board members are allowed to defer 100% of their cash compensation in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder.

•    Equity-based Compensation. Equity-based compensation must be selected by directors as a component of compensation. The equity-based compensation may consist of stock options, restricted stock, restricted stock units or a combination thereof and, pursuant to the changes to our director compensation policy adopted by the Board on December 1, 2010, is required to have an annual value of at least $130,000 for directors other than the NEC, and $260,000 for the NEC. Prior to December 1, 2010, the equity-based compensation was required to have an annual value of at least $110,000 for directors other than the NEC, and $260,000 for the NEC.

Pursuant to the changes to our director compensation policy adopted by the Board on December 1, 2010, the aggregate amount of the annual cash retainer and the value of the annual equity-based compensation selected by the director may not exceed the following amounts:

•	$210,000 for directors other than Audit Committee members, committee chairs and the NEC; and $215,000 for Audit Committee members, other than the Audit Committee chair;

•	$240,000 for the Audit Committee chair;

•	$235,000 for the Human Resources Committee chair; $230,000 for the Governance Committee chair; and $220,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs are also on the Audit Committee; and

•	$430,000 for the NEC.

Prior to December 1, 2010, the aggregate amount of the annual cash retainer and the value of the annual equity-based compensation selected by the director could not exceed $180,000 for directors, other than committee chairs and the NEC, $195,000 for committee chairs, other than the Audit Committee chair, $200,000 for the Audit Committee chair and $430,000 for the NEC.

•    Option Awards. Options are granted as nonqualified stock options. Pursuant to the changes to our director compensation policy adopted by the Board on December 1, 2010, options will be granted to directors on the first trading day of March of each calendar year. Prior to December 1, 2010, options were granted to directors at the time of the annual stock option grant made to our management each year (the “management grant date”). For 2010 awards, the management grant date was March 1, 2010 and number of options granted was based on the dollar value of the amount of stock options selected, divided by the value per share of the Company’s stock utilizing the closing price on the 15th of the month prior to grant date as the “stock value” to determine the appropriate Black-Scholes value per option, rounded up to the next whole share. The value per share was determined in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). The options have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vest one-tenth per month and have a term of ten years less one day.

•    Restricted Stock/Restricted Stock Units. Restricted stock and/or restricted stock units may also be granted to directors. Pursuant to the changes to our director compensation policy adopted by the Board on December 1, 2010, restricted stock and/or restricted stock units will be granted to directors on the first trading day of March of each calendar year. Prior to December 1, 2010, restricted stock and/or restricted stock units were granted to directors on the management grant date. The number of shares granted are equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on the restricted shares granted in 2010 lapsed and shares underlying the restricted stock units granted in 2010 vested on December 31, 2010. Restricted stock units may be deferred in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issue thereunder.

Meeting Fees. Meeting fees were suspended in 2010. On December 1, 2010 the Board amended the director compensation policy to eliminate meeting fees altogether.

2010 Compensation of Non-Employee Directors. The following table lists the 2010 non-employee director compensation which consists of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member’s election and (2) additional compensation for the NEC and for committee chairs.

NON-EMPLOYEE DIRECTOR COMPENSATION
(for fiscal year 2010)

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(1)	($)

Howard I. Atkins(2)(12)	70,000	110,013	—	180,013
Leslie Stone Heisz(3)(12)	90,000	110,013	—	200,013
John R. Ingram(4)(12)	70,000	110,013	—	180,013
Orrin H. Ingram II(5)(12)	70,000	—	109,430	179,430
Dale R. Laurance(6)(12)	—	430,010	—	430,010
Linda Fayne Levinson(7)(12)	85,000	110,013	—	195,013
Scott A. McGregor(8)(12)	35,000	55,001	—	90,001
Gerhard Schulmeyer(9)(12)	29,167	45,845	—	75,012
Michael T. Smith(10)(12)	85,000	40,006	69,639	194,645
Joe B. Wyatt(11)(12)	80,000	—	114,404	194,404

(1)	Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to ASC 718, these amounts may not conform to the exact dollar value of equity awards selected by our Board members. See Notes 2 and 12 to Ingram Micro’s consolidated financial statements on our Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, which was filed with the SEC on March 2, 2011, for further discussion on our stock-based compensation expense methodology. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on March 1, 2010 and restrictions lapsed on December 31, 2010. The closing price of Ingram Micro stock on March 1, 2010 was $18.36. Stock options disclosed under “Option Awards” were granted on March 1, 2010 with an exercise price of $18.36 per share, vest one-tenth per month over a ten-month period commencing March 31, 2010 and expire ten years less one day from grant date. The $6.1557 per share fair value of the March 1, 2010 stock option award was determined in accordance with ASC 718 using a Black-Scholes model and the following assumptions: stock price volatility of 33.8%; expected option life of 5 years; dividend yield of 0%; and risk-free interest rate of 2.28%.

(2)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(3)	Ms. Heisz was eligible to receive annual Board compensation in the amount of $200,000 ($20,000 more than non-chair Board members due to her service as Chair of the Audit Committee), of which she elected to receive $90,000 in cash and $110,000 in restricted stock units. Ms. Heisz deferred receipt of restricted stock units until July 30, 2015. The cash portion was paid in four equal quarterly installments.

(4)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(5)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments.

(6)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000 ($250,000 more than non-chair members due to his service as Chairman of the Board), of which he elected to receive $430,000 in restricted stock units. Dr. Laurance deferred receipt of his restricted stock units until his retirement from the Board.

(7)	Ms. Fayne Levinson was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to her service as Chair of the Human Resources Committee), of which she elected to receive $85,000 in cash and $110,000 in restricted stock units. The cash portion of Ms. Fayne Levinson’s annual Board compensation was paid in four quarterly installments. Ms. Levinson elected to defer receipt of her restricted stock units until January 6, 2012.

(8)	Mr. McGregor joined the Board on June 25, 2010 and was eligible to receive annual Board compensation in the amount of $90,000, of which he elected to receive $35,000 in cash and $55,000 in restricted stock units (which were granted on July 1, 2010 when the closing price of Ingram Micro stock was $15.24 per share). The cash portion was paid in two equal quarterly installments.

(9)	Mr. Schulmeyer retired from the Board on June 9, 2010 and was eligible to receive annual Board compensation in the amount of $75,000, of which he elected to receive $29,167 in cash and $45,833 in restricted stock units. The cash portion was paid in two quarterly installments.

(10)	Mr. Smith was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Governance Committee). Mr. Smith elected to receive $85,000 in cash, $40,000 in restricted stock and $70,000 in stock options. The cash portion was paid in four equal quarterly installments.

(11)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Executive Committee). Mr. Wyatt elected to receive $80,000 in cash and $115,000 in stock options. The cash portion was paid in four equal quarterly installments.

(12)	The table below shows the aggregate numbers of equity awards outstanding for each non-employee director as of January 1, 2011, the last day of our 2010 fiscal year. The only equity awards that were outstanding consisted of vested but deferred restricted stock units. Directors may elect to defer payment until a later date, which would result in a deferral of taxable income to the director.

Aggregate Equity Awards
Outstanding as of
Name	January 1, 2011

Howard Atkins	0
Leslie S. Heisz	30,311
John R. Ingram	0
Orrin H. Ingram	0
Dale R. Laurance	92,651
Linda Fayne Levinson	23,665
Scott A. McGregor	0
Gerhard Schulmeyer	0
Michael T. Smith	0
Joe B. Wyatt	0

Stock Ownership Requirement. Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as owned shares) beginning five years from the date of his or her election to the Board. All current directors, with the exception of Mr. McGregor who joined the Board mid-year in 2010, meet this stock ownership requirement.

Other Information. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is also able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan for directors. Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board has standing Audit, Executive, Governance and Human Resources Committees. The Board committees frequently meet in executive session with no members of management present. Copies of the charters for each of these committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com. The following table lists members of the committees as of the date of the Proxy Statement.

Human
	Audit	Executive	Governance	Resources
Name	Committee	Committee	Committee	Committee

Dale R. Laurance		*
Howard I. Atkins	*			*
Leslie S. Heisz	Chair	*
John R. Ingram			*	*
Orrin H. Ingram II		*		*
Linda Fayne Levinson			*	Chair
Scott A. McGregor	*			*
Gregory M.E. Spierkel		*
Michael T. Smith	*		Chair
Joe B. Wyatt	*	Chair	*

*	Member

Audit Committee — 12 meetings in 2010. The Audit Committee assists our Board’s oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the independence and qualification of our independent registered public accounting firm and (4) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Executive Committee — 2 meetings in 2010. The Board established the Executive Committee in 2009. The purpose of the Executive Committee is to act when necessary on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose. A detailed list of the Executive Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Governance Committee — 6 meetings in 2010. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for director proposed by shareholders, and recommending the members of Board committees, as well as Board committee chair positions for election by the Board. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-employee directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics. A detailed list of the Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Human Resources Committee — 6 meetings in 2010. The Human Resources Committee, consisting of independent directors, assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans applicable to management. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — shareholders, associates, customers, and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

•	Outside Advisors to the Human Resources Committee. The Human Resources Committee’s executive compensation advisor in 2009 and 2010 was Frederic W. Cook & Co., Inc. (“Cook”), an executive compensation consulting firm which reports solely to the Human Resources Committee. No member of the Human Resources Committee or of management has any affiliation with Cook. The Human Resources Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends and general observations on the Company’s executive compensation programs. Cook has also advised the Governance Committee of the Board on Board compensation matters for non-management Board members. Cook does not provide any other services to the Company or management.

•	Management Input to the Human Resources Committee. The Human Resources Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Human Resources Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our Chief Executive Officer, our Chief Financial Officer, Executive Vice President, Secretary and General Counsel, and Executive Vice President of Human Resources attend Committee meetings. Management does not make any recommendations to the Human Resources Committee on compensation of the CEO. In addition, no members of management are present during the Human Resources Committee’s deliberations on CEO compensation. The Human Resources Committee frequently meets in executive session with no members of management present.

•	Human Resources Committee Meetings. Generally, at the first Human Resources Committee meeting of each fiscal year, the following actions are reviewed and approved:

•	The Performance Share Program (performance-vesting restricted stock units) design and metrics for the performance measurement period (three-year or less) commencing with the current fiscal year. Actual threshold, target, and maximum performance goals are established by the Committee based on the Company’s three-year strategic plan approved by our Board and various historical external market comparison factors.

•	The equity vehicles and equity award values to be granted to each executive officer on the first trading day of March in the current fiscal year.

•	The actual number of each type of equity (stock options and/or performance-vesting restricted stock units) to be awarded is determined by procedures and calculations previously adopted by the Human Resources Committee.

Generally, at the last Human Resources Committee meeting of each fiscal year, the following actions are approved or reviewed:

•	Base pay levels for the executive officers to be effective on the first paycheck of the next fiscal year.

•	The general design and metrics for the annual Executive Incentive Award Program (annual bonus) for the next fiscal year and the target incentive award value for each executive officer as a percentage of his or her base salary paid during the fiscal year. Actual threshold, target, and maximum performance goals are determined by the Human Resources Committee early in the new fiscal year following approval of the Company’s annual operating plan by our Board.

•	Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended January 1, 2011.

Corporate Governance

Code of Conduct. Our code of conduct applies to all members of the Board of Directors, all executives of the Company and all other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines (the “Guidelines”). Members of our Board are kept informed about our business through discussions with our Chief Executive Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of the Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-employee Board members; (7) Board size; (8) Board committees; (9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Majority Voting Policy. In March 2011, our Board amended the Company’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard, subject to the rights of any series or class of stock to elect directors under specified circumstances, as set forth in the Company’s Articles of Incorporation. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected).

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, if the director fails to be elected by the majority of the votes cast in an election that is not a contested election, the director shall immediately tender his or her resignation to the Board of Directors. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the shareholder vote. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board of Directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.

Board Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company have been separated since June 2005. We believe this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possess. The Guidelines further provide that non-employee directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, has presided at executive sessions of the Company’s non-employee directors since his election as Chairman on June 6, 2007.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. Management has, since 2007, conducted an annual risk assessment of our business through an Enterprise Risk Management (“ERM”) process to assist the Board in conducting its oversight of the Company’s risks. The ERM process is global in nature and has been developed to identify and assess the Company’s risks, including inherent risks of our business, as well as to identify steps to mitigate and manage risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee’s, Human Resources Committee’s and Governance Committee’s areas of responsibilities discussed under “Audit Committee,” “Human Resources Committee” and “Governance Committee” above; see also “Information on Compensation Risk Assessment”). The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that our Chairman of the Board attends virtually all committee meetings and that committee reports are provided to the full Board following each regular quarterly committee meeting. In addition the full Board receives periodic updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment. The compensation risk assessment process and conclusions described below are the basis for the Human Resources Committee’s conclusion that risks arising from the

Company compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

In early 2011, at the request of the Human Resources Committee, management conducted a review of the long-term and short-term incentive, and commission- and productivity-based variable compensation programs for Company employees for each of our operating regions (North America, Europe, Latin America and Asia Pacific), including Corporate staff members. These compensation programs were reviewed to identify any aspects of such programs’ design or operation which might pose a potential material risk to the Company and any factors which would balance, control or otherwise mitigate such potential risks.

Our analysis included a review of compensation program details, participant information, plan administrative oversight and design features, with particular consideration given to how certain compensation design elements might build risk into a program. We assessed our potential compensation risks relating to pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, performance appraisal, and leadership and culture, and did not identify any areas of material risk. Management’s risk assessment report was reviewed and discussed, and its findings approved by the Human Resources Committee at its meeting of March 2011, at which the Human Resources Committee also had input on the report from its independent compensation consultant.

In making this finding, our analysis noted that the Company’s approach to compensation utilizes a mix of cash and equity and annual and long-term incentives, as well as multiple performance metrics for all of its various plans, in an attempt to balance out incentives or program features which individually might create an inclination to take unnecessary risks. For example, for our executive officers, overall compensation is weighted towards long-term incentive compensation which discourages a focus on adverse short-term risk taking, and encourages prudent investment for sustained growth. Long-term incentive programs are based on company-wide financial results which discourage those participants who have only regional or business unit responsibilities from pursuing localized rewards without regard for broader corporate risks. Payout caps on short-term and long-term incentive award programs for our executive officers and corporate executive leadership team also mitigate imprudent risk-taking. The fact that long-term incentives are primarily paid in shares of Company stock and our typical practice of using rolling three-year performance measurement periods for these plans links management rewards with shareholder interests and also discourages imprudent risk taking. We also ensure that financial and performance metrics which drive incentive arrangements are aligned with the Company’s business plans and/or strategic objectives. Multiple levels of internal controls and approval processes serve to prevent manipulation of compensation outcomes. Finally, our stock ownership and holding guidelines for officers and board members, “clawback” policies for all or portions of annual, long-term incentive and severance payments to officers, negative discretion by the Committee over incentive program payouts for the executive officers, and negative discretion by management over incentive program payouts below the executive officer level all serve to further mitigate compensation risks for the Company.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. These Guidelines include the independence requirements of the NYSE Listing Standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2011.

In making these director independence determinations, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including certain arm’s-length, ordinary course commercial relationships between the Company and Wells Fargo (where Mr. Atkins previously served as an executive officer) relating to a sublease between a Company subsidiary and a subsidiary of Wells Fargo and nonrecourse sales of receivables assets by the Company to Wells Fargo. The aggregate amounts involved in these commercial transactions did not exceed the greater of $1 million or 2% of the consolidated gross revenues of either the Company or Wells Fargo.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Gregory Spierkel. Mr. Spierkel is considered an inside director because of his current employment as a senior executive of the Company. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Michael Smith, Leslie Heisz, Howard Atkins and Scott McGregor as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Board has also determined that these four directors meet the NYSE’s accounting or related financial management expertise requirements through experience gained:

•	For Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions;

•	For Ms. Heisz, as an experienced investment banking and finance executive, including her role as former managing director of the Los Angeles office of Lazard Freres & Co., where she provided strategic financial advisory services for clients in a variety of industries, as managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance, as a vice president at Salomon Brothers, and as a senior consultant at Price Waterhouse;

•	For Mr. Atkins, as a seasoned finance and accounting executive, including in his former role as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, in his prior roles as Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York and as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation; and

•	For Mr. McGregor, as a seasoned executive with active supervisory experience of financial and accounting functions, including as President and Chief Executive Officer of Broadcom Corporation and President and Chief Executive Officer of Philips Semiconductor.

Director Nominations

General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board for submission to the shareholders at each annual meeting. Shareholders proposing nominees for directors must comply with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-employee directors may so do as follows:

•	confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262; or

•	by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, and shareholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, the Guidelines, shareholder nominations policy and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 41 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of March 4, 2011. At March 4, 2011, there were 160,645,681 shares of common stock outstanding (excluding treasury shares).

	Common Stock
Name	Shares Beneficially Owned		% of Class(1)

Directors:
Dale R. Laurance	227,310	(2)(4)	*
Howard I. Atkins	49,054	(2)(4)	*
Leslie S. Heisz	36,937	(2)(4)	*
John R. Ingram	4,399,215	(2)(3)(4)	2.7
Orrin H. Ingram II	4,459,807	(2)(3)(4)	2.8
Linda Fayne Levinson	67,431	(2)(4)	*
Scott A. McGregor	10,235	(2)(4)	*
Michael T. Smith	133,458	(2)(4)	*
Joe B. Wyatt	201,495	(2)	*

Named Executive Officers:
Gregory M.E. Spierkel	1,508,556	(2)(4)	*
William D. Humes	430,352	(2)(4)	*
Keith W.F. Bradley	332,985	(2)(4)	*
Shailendra Gupta	137,205	(2)(4)	*
Alain Maquet	190,209	(2)(4)	*

Executive Officers and Directors, as a group (21 persons)	8,752,801	(2)(3)(4)	5.3
Other 5% Shareholders:
BlackRock, Inc.	9,145,152	(5)	5.7
Artisan Partners Holdings LP	12,983,380	(6)	8.1

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)	The following table shows the number of shares of our common stock beneficially owned by our directors, our named executive officers and our directors and executive officers as a group in respect of: (i) vested options and restricted stock units, (ii) options that vest within 60 days of March 4, 2011, (iii) shares of common stock held by Fidelity Investments as record keeper and trustee of the Ingram Micro 401(k) Plan, based on information received from Fidelity as of December 31, 2010 and (iv) shares of common stock held by New York Life Retirement Plan Services as record keeper and custodian of the Ingram 401(k) Plan administered by The Ingram 401(k) Committee, based on information received from such administrator as of December 31, 2010.

				Shares Held by
			Shares Held by	New York Life Retirement Plan
			Fidelity Investments	Services as Record Keeper and
			as Record Keeper	Custodian of the Ingram 401(k)
		Options Scheduled to	and Trustee of the	Plan Administered by
	Vested Options and	Vest within 60 days of	Ingram	the Ingram 401(k) Committee
Name	Restricted Stock Units	March 4, 2011	Micro 401(k) Plan	for Ingram Industries Inc.

Dale R. Laurance	104,668	—	—	—
Howard I. Atkins	6,626	—	—	—
Leslie S. Heisz	6,626	—	—	—
John R. Ingram	59,100	—	—	8,206
Orrin H. Ingram II	134,651	3,948	—	16,991
Linda Fayne Levinson	38,302	—	—
Scott A. McGregor	6,626	—	—	—
Michael T. Smith	86,984	—	—	—
Joe B. Wyatt	138,167	3,948	—	—
Gregory M.E. Spierkel	1,433,739	—	—	—
William D. Humes	412,922	—	—	—
Keith W.F. Bradley	310,370	—	—	—
Shailendra Gupta	118,781	—	—	—
Alain Maquet	172,540	—	—	—

Executive Officers and Directors as a group (21 persons)	3,639,717	7,896	2,691	25,197

(3)	Orrin H. Ingram II and John R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of 4,099,259 shares held by the QTIP Trust. Such shares are also included in the total for all executive officers and directors as a group.

(4)	Includes shares of common stock to be issued upon settlement of restricted stock units.

(5)	This information was obtained from the Schedule 13G filed with the SEC on February 4, 2011 by BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, representing shares held as of December 31, 2010. BlackRock reports shared voting power with respect to 9,145,152 shares.

(6)	This information was obtained from the Schedule 13G filed with the SEC on February 11, 2011 by Artisan Partners Holdings LP (“Artisan”), 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, representing shares held as of December 31, 2010. Artisan reports shared voting power with respect to 12,738,380 shares and shared dispositive power with respect to 12,983,380 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2010 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one report relating to sales on the same date under a 10b5-1 plan for Mr. John R. Ingram and one report relating to sales on the same date under a 10b5-1 plan for Mr. Orrin H. Ingram, which, due to our administrative error, were untimely filed on behalf of each of them.

Transactions with Related Persons

The Board adopted the Company’s Related Person Transaction Policy in November 2007, which policy is in writing, to assist the Board in reviewing and taking appropriate action concerning related person transactions and assist the Company in preparing the disclosure that the Securities and Exchange Commission rules require to be included in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities

Exchange Act of 1934 and their related rules. This policy is intended to supplement, and not to supersede, the Company’s other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and the Company’s Code of Conduct and Conflicts of Interests policies. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of the Company’s voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by the Board or a designated committee thereof consisting solely of independent directors, which unless the Board designates otherwise, shall be the Governance Committee of the Board or the Chair of the Governance Committee in between regular meetings of the Committee. No material related person transactions were identified during fiscal year 2010.

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2011 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
John R. Ingram
Orrin H. Ingram
Scott A. McGregor

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The NEOs in 2010 are as follows:

2010 NEOs	Position as of the end of fiscal year 2010

“Corporate NEOs”:
Gregory M.E. Spierkel	Chief Executive Officer (“CEO”)
William D. Humes	Senior Executive Vice President and Chief Financial Officer (“CFO”)
“Regional NEOs”:
Keith Bradley	Senior Executive Vice President and President Ingram Micro North America
Shailendra Gupta	Senior Executive Vice President and President Ingram Micro Asia Pacific
Alain Maquet	Senior Executive Vice President and President Ingram Micro Europe, Middle East, and Africa (“EMEA”)

The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. The broad objectives of the executive compensation program established by the Company and approved by the Human Resources Committee (“the Committee”) are:

Compensation Element	Objectives	Key Features

Base Salary	Links performance and pay by providing competitive levels of base salary for each executive officer based on his role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.	Reflects: • Peer median for positions with similar responsibilities and business size. • An executive’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

Compensation Element	Objectives	Key Features

Annual Executive Incentive Award Program	Provides incentives to focus executives on the actions necessary to attain the Company’s Board-approved annual business plan.

Identifies what is expected for the year from the standpoint of corporate, regional, and country results.

Links reward to accomplishment as executives are measured and rewarded on accomplishments within their control and responsibility and encourages and rewards both profitable growth and operating efficiency.	Committee establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies.

Payouts depend on meeting performance targets such as pre-tax profit, and working capital days over the course of a one-year performance period.

Performance targets vary for Corporate versus Regional NEOs.

Equity-Based Long-Term Incentive Award Program	An important component of our total compensation program. Aligns the long-term goals of our executives with those of our shareholders, increases shareholder value, and retains executive officers.

Increases linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Retention is enhanced through the overlapping of multi-year performance periods.	Committee establishes equity-based award values to be granted to each NEO which is established as a percentage of each officer’s salary range mid-point that reflects competitive, market-median, long-term incentive award values.

Payouts depend on meeting performance targets such as pre-tax profit, economic profit, return on invested capital or earnings per share results over the performance measurement period.

Benefits and Perquisites	Provide conservative levels of nonperformance-based compensation.	In general, our NEOs participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs for management employees.

While the following portions of this Compensation Discussion and Analysis will explain in more detail the considerations that went into the base pay, annual incentive, and long-term incentive award decisions for 2010, the following summarizes the decisions of the Committee, which were affected by the economic downturn of late 2008 and 2009 and the improving economic environment that began toward the end of 2009.

•	Base Pay. In November 2009 the Committee decided that there would be no increase in base salary to any NEO during the annual review in January 2010, extending the no merit increase decision made in 2008 for one more year. This was consistent with the Company’s decision not to increase base salaries for any of its executives except where mandated by local labor law. As the Company reported double-digit increases in sales and profits at the end of the third quarter of 2010, with a positive outlook for the balance of 2010 and into 2011, the Committee approved modest increases of less than 5% to the 2011 base salaries of each of our NEO (other than the CEO) over the NEOs’ 2010 base salaries effective with their first paychecks in 2011. In keeping with the pay philosophy of focusing on performance based compensation, the Committee decided to provide the CEO an increase only in his 2011 annual equity based long-term incentive award, with no increase in base pay.

•	Annual Executive Incentive Award Program (“EIAP”). As the Company reported an improving demand environment at the end of 2009, with a more positive outlook for 2010, the Committee approved returning the EIAP to a single twelve-month measurement period for the 2010 fiscal year, from the two six-month measurement periods used in 2009. The Company had record earnings per share performance in 2010, driven by worldwide revenue growth in excess of 17% over 2009. This growth resulted in all regions meeting or greatly exceeding the financial metrics set for fiscal year 2010 and the NEOs earning between 145% — 191.2% of their 2010 EIAP target.

•	Equity-Based Long-Term Incentive Award Programs. The Committee decided to continue the 2009 award practice by granting the NEOs their annual long-term incentive awards in March 2010 and to grant only performance vesting restricted stock units (“RSUs”). The Committee awarded performance vesting RSUs to the NEOs under two different programs utilizing different performance measurement periods, performance metrics, and vesting periods; (1) 40% of the awards will vest based on achievement of fiscal year 2010 pre-tax goals and (2) 60% of the awards will vest based on achievement of earnings per share and return on invested capital goals over a 3-year performance measurement period (2010-2012). The actual dollar value of the long-term equity grants for the NEOs, including our CEO, was between 152% and 345% of their respective salary range midpoints (which is similar to the range utilized in the previous year). These amounts align award values with those of their peers in our comparator group of companies and keep stock dilution to a competitive level.

Overall Design and Rewards of the Executive Compensation Program

Design Principles: Ingram Micro believes a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs and perquisites that are generally available to all management associates. The remainder of compensation must be earned through the attainment of predetermined financial performance objectives or share price appreciation. Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that are designed to enhance shareholder value. Our key design principles include:

1.    Target executive compensation with reference to the market median (50th percentile) for each element of pay and in total, to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting, retaining and motivating the Company’s senior leadership in order to achieve its long-term business and financial objectives.

•	The Company benchmarks executive officer compensation annually against survey data from Mercer’s Executive Benchmark Database covering general industry companies with annual revenues between $5 billion and $10 billion as well as a comparator peer group of 38 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors and Retailers and Other Companies) to assess the competitiveness of total compensation and pay mix. This comparator peer group is a closer match to the market capitalization of the Company than the general industry data and is the same peer group of companies that was used previously to determine 2009 compensation for our NEOs.

The peer group consists of:

	Electronic Equipment	Logistics and Healthcare	Retailers and Other
Technology Distributors	Manufacturers	Distributors	Companies

• Tech Data • Avnet • Arrow Electronics • SYNNEX • Anixter Int’l • Brightpoint • Insight Enterprises • ScanSource	• Flextronics Int’l • Jabil Circuit • Celestica • Agilent Technologies • Molex • Vishay Intertech • Mettler-Toledo • Itron • AVX	• McKesson • AmerisourceBergen • C.H. Robinson • Owens & Minor • Henry Schein • UTI Worldwide • Patterson Companies • Pacer Int’l • PSS World Medical	• AutoNation • Office Depot • Ashland • Oshkosh • Family Dollar Stores • Timken • Lexmark • PetSmart • AECOM Tech • Dick’s Sporting Goods • William-Sonoma • O’Reilly Automotive

This comparator peer group is summarized by the following measures:

	2010 Comparator Peer Group
	Data as of December 31, 2009 ($ in millions)
	Revenue*	Market Cap	Employees

75th percentile	$8,068	$3,276	29,400
Median	5,235	2,562	13,450
25th percentile	3,272	1,674	8,161
Ingram Micro	29,393	2,877	14,500

*	Twelve-month revenue as of December 31, 2009

▪	Size: Companies with market capitalization that generally range around Ingram Micro’s market capitalization.

▪	Business Focus: Publicly traded companies with representation weighted towards distribution, and other industries, because the competition for talent is broader than just distribution companies.

▪	Consistency: The peer group should be relatively stable and preferably be multi-national companies.

•	Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. In 2009, for 2010 compensation decisions, management engaged Mercer to collect and report the general industry survey data which was then reviewed by Cook, the Committee’s outside advisor. Due to the unique revenue characteristics of a distribution business (e.g., high revenues at low margins) revenue is not directly comparable to general industry benchmarks. As a result, general industry market data was used for companies with significantly lower revenues than Ingram Micro. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s NEOs, including our CEO.

•	Cook’s compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s NEOs compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2009 report as they represent a small portion of our executive officer’s total remuneration.

2.    Internal equity is important.

•	Ingram Micro establishes a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels as reported in the general industry survey data. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

•	Balancing competitiveness with internal equity helps support management development and movement of talent throughout Ingram Micro, worldwide. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.    At executive management levels, compensation increasingly focuses on longer-term shareholder value creation.

•	In conjunction with the Board, Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is heavily weighted towards rewarding long-term value creation for shareholders.

•	For Corporate NEOs with corporate-wide responsibilities, incentive metrics are based on a blend of country and Ingram Micro’s overall corporate results.

•	For Regional NEOs, annual incentive metrics are based on a blend of country, regional and overall corporate results with long-term incentive metrics based on Ingram Micro’s overall corporate results.

Pay-for-Performance and CEO Compensation: Ingram Micro’s target total compensation mix is 82% performance-based for the CEO and 68% for the other NEOs. Our emphasis on at-risk compensation resulted in total compensation that is strongly correlated to total shareholder return (“TSR”) over the past three years. Comparing the CEO’s total compensation against annual TSR demonstrates this relationship.

•	In 2008, annual TSR was -25.8% and the CEO’s total actual compensation decreased by 6%

•	In 2009, annual TSR was 30.3% and the CEO’s total actual compensation increased by 81%.

•	In 2010, annual TSR was 9.4% and the CEO’s total actual compensation decreased by 19%.

Note:	In the table above, CEO target compensation equals the sum of 1) base salary, 2) target EIAP award, 3) grant date fair value of equity award, and 4) all other compensation (as disclosed in the Summary Compensation Table). CEO actual compensation replaces target EIAP awards with the value that was actually earned.

Ingram Micro’s three-year TSR (measured from the closing price on December 31, 2007 to the closing price on December 31, 2010) was in line with the S&P 500 and its industry group, slightly below the comparator group, and at the 75th percentile of the technology distributor peer group. However, in 2010, Ingram Micro’s one-year TSR (measured from the closing price on December 31, 2009 to the closing price on December 31, 2010) was between the 28th percentile and the 34th percentile compared to these groups. Over this one-year period where we lagged the market, the CEO’s actual compensation decreased by 19%, demonstrating a strong pay-for-performance relationship.

*	All companies in the “Technology Hardware & Equipment” industry group according to the Global Industry Classification System.

What is Rewarded: Executive compensation is designed to reward achievement of targeted financial results and individual performance. Our performance metrics are based on GAAP financial results, but, as determined by the Committee, may exclude restructuring charges and other expenses directly related to our cost-reduction programs, noncash charges for the impairment of goodwill, and the impacts of any unplanned acquisitions. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines each performance metric used as an executive incentive measure, why the metric was selected and the compensation programs which use that metric.

Metric	Definition	Why Selected	Pay Programs

Earnings Per Share (“EPS”)	EPS is defined as net income divided by weighted average number of diluted shares outstanding.	EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance. EPS growth is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies.	Equity-Based Long-Term Incentive Award Program

Metric	Definition	Why Selected	Pay Programs

Pre-tax Profit (“PT”)	PT is based upon results reported under generally accepted accounting principles. Exclusions of any items from the calculation of PT must be pre-approved by the Committee.	PT is considered an important performance measurement to ensure focus on profitability.	Annual Executive Incentive Award Program Equity-Based Long-Term Incentive Award Program

Return On Invested Capital (“ROIC”)	ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. Average invested capital is equity plus debt less cash and cash equivalents at the beginning of the performance period and at the end of each quarter therein.	ROIC provides a measure of the efficiency with which Ingram Micro invests its capital in the business. ROIC incorporates elements of both profit generation and the capital invested in the business and provides a meaningful gauge of the level of overall shareholder value generation when compared to the weighted average cost of capital.	Equity-Based Long-Term Incentive Award Program

Working Capital Days (“WCD”)	WCD is defined as Days Sales Outstanding plus Days Inventory Outstanding minus Days Payable Outstanding at the end of a month (13-month average).	Because of the extensive investment in working capital inherent in this business, Ingram Micro believes that this focus encourages efficient use of capital, thus improving shareholder value.	Annual Executive Incentive Award Program

Metric	Definition	Why Selected	Pay Programs

Individual performance is assessed via the Performance Management Process (“PMP”)	PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.	PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including NEOs) set individual objectives aligned with the Company’s strategic direction. At year end, salaried associate performance is assessed against established goals and executive competencies and behaviors.	Base Salary

Economic Profit (“EP”)	A metric that blends both balance sheet and profitability drivers. EP is defined as net operating profit after tax minus the product of invested capital times an estimated weighted average cost of capital.
EP recognizes that sustained profits in excess of the cost of capital support Ingram Micro’s obligation to create value for shareholders over the long term.

In 2010 we discontinued the use of this metric for new equity grants, and returned to the dual metrics of EPS and ROIC in order to continue the focus on both balance sheet and profitability measures that are readily understood and reviewed by management.
2009 Equity-Based Long-Term Incentive Award Program; metric has been met but time vesting continues through March 2012.

Elements of Compensation

The elements of NEO compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits, and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the survey median data and peer group of comparator companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element based on benchmarking results or recommendations received from its independent outside advisor. The Committee reviews tally sheets that itemize the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

How Designed and Determined

Base Salary: Each NEO is eligible for a salary review annually. The Committee reviews and takes into consideration recommendations for changes to base salaries of NEOs and other Section 16 reporting officers from our CEO (except with respect to his own compensation) and Cook. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s performance in relation to individual performance objectives established during the PMP, the executive’s pay history, the executive’s current salary versus the competitive median levels reported by the peer group of companies and market surveys, internal equity considerations and Ingram Micro’s overall Company performance. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with Cook and the Committee, but the Committee in executive session makes a final determination of base pay for each NEO upon completion of these discussions.

Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors, market surveys as well as Ingram Micro’s overall Company performance. These considerations are discussed among the Committee members and Cook, in executive session of the Committee. No members of management are present during these deliberations.

The Committee met in November 2009 and determined that increases to executive officer pay in the beginning of 2010 would be premature given the economic environment and as a result froze the NEOs salaries until the end of 2010. The Committee subsequently met in November 2010 and determined that the economy and the Company’s profitability had recovered enough to justify resuming annual merit increases for the Company’s senior leadership team, including the NEOs. The increase for each of the NEOs was less than 5%. In keeping with the pay philosophy of focusing on performance based compensation, the Committee decided to provide the CEO an increase only in his 2011 annual equity based long-term incentive award.

Annual Executive Incentive Award Program: Each NEO has an incentive target established by the Committee as a percentage of base salary. The percentage approximates the median market practice of comparable positions based on the data from our comparator peer group (see “Design Principles”).

Target Annual Incentive as % of
Annual Base Salary
2010

Mr. Spierkel	150%
Mr. Humes	70%
Mr. Bradley	70%
Mr. Gupta	70%
Mr. Maquet	70%

In early 2009, the Committee approved management’s recommendation to implement a cost saving measure in North America by reducing the annual target incentive awards for all associates in the North American region, including Mr. Bradley (who is responsible for North American operations). In January 2010, the Committee approved returning Mr. Bradley’s 2010 target incentive to the previous level of 70% of his base salary thereby realigning his target incentives with his internal peers.

In 2010, the EIAP performance measurement period was returned to the Company’s previous standard of the full fiscal year and the utilization of PT and WCD as the primary financial metrics. Incentive performance targets were set within the first 90 days of the fiscal year and approved by the Committee. Payments under annual bonus programs are intended to qualify for tax deductibility under Section 162(m) of the Code as performance-based compensation.

Weighting of Annual Incentive
	Weighted Average
	Bonus Payouts of
	Individual Country or	Overall Company
	Business Units	Results	Overall Region Results

Mr. Spierkel	80%	20%
Mr. Humes	80%	20%
Mr. Bradley	60%	20%	20%
Mr. Gupta	60%	20%	20%
Mr. Maquet	60%	20%	20%

Each of Ingram Micro’s four reporting regions (North America, EMEA, Latin America, and Asia Pacific) is made up of five to thirteen different countries and/or business units. The performance in each of these thirty-two countries/business units is compared against their individual bonus plan targets to determine that country/business unit’s bonus payout. The weighted average (based on each country/business unit’s 2010 Board approved business plan revenue) of these thirty-two bonus payouts is determined and utilized for 80% of each Corporate NEO’s bonus payment. The weighted average bonus results of the countries/business units that make up each region are utilized for 60% of the respective Regional NEO’s bonus payment while the overall results for their respective regions are used for determining 20% of their annual incentive awards. Each NEO’s annual incentive award has a 20% component derived from the Company’s overall performance.

The component for overall Company performance under the 2010 EIAP was put in place primarily to drive focus on growing PT while continuing the awareness in the need to balance WCD to effectively manage capital. The 2010 program required a minimum level of PT performance before any award is earned and this award could be increased or decreased based on the management of WCD. The maximum award earned for significant overachievement of performance against PT is 200% of the target award value (generally 140% of the Board approved operating plan PT results in a maximum award payment). WCD is used as a modifier to decrease or increase the payout earned through the achievement of PT, with the potential of completely eliminating all earned award. Generally, every WCD greater than the target range negatively modifies the PT achievement by 10 percentage points. Generally, every WCD below the target range increases the PT achievement by 5 percentage points with the multiplier capped at 110%.

Corporate NEOs. Under the terms of the 2010 EIAP, the Corporate NEOs earned award payments as follows:

2010 EIAP (Corporate Results): Total Award Earned = [(A x B) + C] = 170.3% of Target Award Earned (see following tables)

		Target
	Minimum	(Plan)	Maximum	Actual*

A. Consolidated Worldwide PT Target and Results (000)	$171,065	$342,129	$478,981	$428,381
% of Incentive Award Earned	5.0%	20.0%	40.0%	32.6%
x B. Worldwide WCD Modifier Target and Results	+1 days	24.3 -26.8 days	-2 days	24.8 days
% Modifies Incentive earned in “A”	90%	100%	110%	100%
= A x B = Total Company Results =% of Incentive Award Earned				32.6%

*	Incentive awards for PT achievement that falls between the specified minimum, target and maximum are interpolated on a straight-line basis. Generally, every WCD greater than the target range negatively modifies the PT achievement by

10 percentage points. Generally, every WCD below the target range increases the PT achievement by 5 percentage points with the multiplier capped at 110%.

			Weighting on	% of
	2010 Plan	Weighted	Operating	Incentive
+ C. Weighted Average Earned Award of Each	Revenue	Achievement	Unit	Award
Country/Operating Unit Worldwide	Weighting	Obtained	Component	Earned

North America	41.5%	83.1%
EMEA	32.2%	53.7%
Latin America	4.9%	6.1%
Asia Pacific	21.4%	29.2%

Total Region Weighted Average	100.0%	172.1%	x80%	= 137.7%
% of Target Award Earned Incentive Award = (AxB)+C				170.3%

Regional NEOs. Under the terms of the 2010 EIAP, Regional NEOs earned award payments as follows:

		Country
		Weighted Avg	Region		Total % of
		Roll up	Aggregate	Worldwide	Target
2010	Region	(60%)	(20%)	(20%)	Achievement

Mr. Bradley	North America	120.1%	38.5%	32.6%	191.2%
Mr. Gupta	Asia Pacific	82.1%	30.9%	32.6%	145.6%
Mr. Maquet	EMEA	99.9%	28.5%	32.6%	161.0%

Equity-Based Long-Term Incentive Award Programs

Long-term incentives are granted under the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the 2008 Ingram Micro Inc. Executive Incentive Plan (“EIP”), which were approved by shareholders. The EIP in conjunction with the 2003 Plan permits the granting of stock options, stock appreciation rights, RSUs, performance shares, and cash awards. Each RSU entitles an executive to one share of Company stock if and when the executive becomes vested in the RSU.

During late 2008, the Committee reviewed (1) the data provided by Cook on the various forms of equity the peer group companies were providing to their executives, (2) the relative advantages and disadvantages of using stock options, (3) the fact that the Company does not provide any defined benefit pension benefits or other retirement benefits to executive officers other than the Ingram Micro 401(k) Plan or similar plans that are available to all Company employees, and (4) the fact that for most executive officers the long-term incentive awards serve as the primary source for accumulation of substantial resources to fund their retirement. Based on this review and taking into account the volatility of the company’s stock price in late 2008 and early 2009, the Committee decided the executive officers would only receive performance-vesting RSUs during 2009.

2010 Performance Awards. At their meeting in January 2010, the Committee decided to continue its practice of only granting performance-vesting RSUs to the executive officers and approved the equity-based award values to be granted to each executive officer. These values were established as a percentage of each officer’s salary grade range mid-point, which mid-point reflected competitive, market-median, long-term incentive award values. In 2010 all the NEOs (other than the CEO) are at the same salary grade and so their award amounts were the same, as shown in the table below. The Committee’s determination of grant values with respect to NEOs other than the CEO was based on its evaluation of recommendations by the CEO (which the Committee, in its discretion, approved). With respect to the CEO, the Committee, in its sole discretion, determined the long-term equity value. The 2010 grants to our CEO were in accordance with the Committee’s previously approved target value for our CEO’s salary grade range based on our CEO’s performance and comparative peer group information. During this process the Committee consulted with its outside advisor, Cook, and the target grant values for the NEOs were generally between the 50th and 75th percentile.

•	For the March 2010 grants of performance-vesting RSUs, the target dollar value for the NEOs ranged from 145% to 320% of their respective salary range midpoints.

	2010 Annual Equity-Based Long-Term Incentive
	Award Program Grant Values
	Total Target	Actual Value
	Equity Value	at Grant

Mr. Spierkel	$3,200,000	$3,425,554
Mr. Humes	783,000	823,391
Mr. Bradley	783,000	823,391
Mr. Gupta	783,000	823,391
Mr. Maquet	783,000	823,391

The actual value at grant varies from the total target grant value due to the change in the share price between the determination of the target value (and resulting number of RSUs to be granted) and the actual value on the date of grant.

As described above, the same process and procedure for granting equity awards to our NEOs was followed in 2010 as in 2009 including the use of the first trading day of March for the equity grant date:

•	With the approval of the Committee, grants of equity may also be awarded to the NEOs at other times during the year upon their initial employment with the Company or promotion to more responsible positions (higher salary grade) within the organization. In such cases, the effective date of the grant will be the first trading day of the month that follows the effective date of employment or promotion and the Committee’s approval.

•	The methodology for determining the number of full-value awards (time and performance-vesting RSUs) is as follows: The Committee determines the annual target award value for each NEO as a percentage of their respective salary range mid-point. The Committee then uses the 20-day average closing price of the Company’s common stock through the 15th day of the month prior to the date of grant to determine a “stock value.” This “stock value” is then divided into the target award value to determine the number of full-value shares to grant on the annual grant date, for each salary range. The number of units determined for the annual grant date is then prorated to determine the number of units to grant on the first trading day of the month following new hire or promotion dates that occur after the annual grant date.

In 2010, the annual equity-based grant of the executive officers, including the NEOs, was made up of performance-vesting RSUs: 60% of which may vest on March 1, 2013 (or, if later, the Committee’s certification of the EPS and ROIC performance for the three year performance measurement period 2010 through 2012). The remaining 40% of the RSUs may vest based on the achievement of fiscal year 2010 PT goals. If the PT goal for fiscal year is reached and certified by the Committee, restrictions on these units will lapse 50% on March 1, 2012 and 50% on March 1, 2013. The granting of performance-vesting RSUs is intended to qualify as performance-based compensation that is not subject to the deduction limits of section 162(m) of the Internal Revenue Code.

The RSUs, whose vesting is tied to EPS and ROIC achievement over the three-year period, were granted on March 1, 2010 to participating executives, including NEOs, and will generally vest on March 1, 2013 if the three year cumulative compounded annual EPS growth and three year average ROIC targets are met. The Committee believes the targets were set with appropriate levels of difficulty for the three-year performance measurement period.

In the case of RSUs whose vesting was tied to PT, the Committee certified on March 8, 2011 that the 2010 PT result ($436 million) exceeded the predetermined target level ($50 million), resulting in 100% of the RSUs that were granted on March 1, 2010 to participating executives, including the NEOs, to vest on the following schedule: fifty percent of the RSU’s will vest on March 1, 2012, and fifty percent will vest on March 1, 2013 as long as the participant is employed in good standing on the vesting date.

The Committee intentionally set the PT target level at a level with a high likelihood of achievement in order to provide enhanced executive retention and to assist the executives to accumulate shares in compliance with the Company’s stock ownership and retention policy as well as to enable executives to accumulate resources to fund their future retirement.

Performance Awards from Prior Years. The 2008 Executive Long-Term Performance Share Program (“2008 Performance Share Program”), with a 3-year performance measurement period (2008-2010), did not achieve the minimum threshold established by the Committee for EPS growth rate and, therefore, no awards were earned (vested) by any of the participants, including the NEOs.

Stock Ownership and Retention Policy

On December 1, 2009, our Company adopted a revised stock ownership and retention policy. This policy requires our Section 16 reporting officers to hold stock with a value equal to three to six times their base salary in shares of Ingram Micro common stock. The multiple of salary is determined by the salary grade for the position they hold. Mr. Spierkel’s target is six times his base salary. The target for Messrs. Humes, Bradley, Gupta, and Maquet is four times their base salaries. The NEOs are no longer required to reach their share ownership target level by a specific date. However, they are now required to retain 50% of the net after-tax shares resulting from the vesting of all restricted stock or RSU awards and 50% of the net shares resulting from the exercise of stock option awards until their ownership requirement is met. This policy applies to all equity granted under the Company’s equity award plans for compensatory purposes, except for any equity compensation award held in a pre-arranged stock trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, which plan was in effect prior to December 1, 2009, and has not by its terms expired. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her spouse, shares held by the executive’s spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, and shares held by the executive in the Ingram Micro 401(k) Plan. As of January 1, 2011, none of the executive officers had met their share ownership requirement. The Company’s Insider Trading Policy and Executive Stock Ownership and Retention Policy provides that shares of Ingram Micro stock shall not be made subject to a hedge transaction or puts and calls.

Compensation Recovery Policy

The Committee adopted a Compensation Recovery Policy in January, 2010. This policy, commonly referred to as a “clawback” policy, authorizes the company to recover annual or long-term incentive compensation made in the previous 36 months to the NEOs as well as other Section 16 reporting officers, the Senior Vice President & Controller, and the Vice President of Internal Audit (each a “Covered Employee”) in the event of a “recoverable event” (as defined in the policy). A recoverable event includes a covered employee’s engagement in certain conduct that is detrimental to Ingram Micro, or the grant, vesting and/or payment of “incentive compensation” (as defined in the policy), or the calculation of the magnitude of any such incentive compensation, that is based on materially inaccurate financial results or performance metrics.

Under the policy, Ingram Micro’s Board of Directors or the Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a covered employee: (i) cause the covered employee to forfeit any unvested incentive compensation as of the recoverable event, (ii) cause the covered employee, regardless of prior vesting, to forfeit any unpaid incentive compensation as of the recoverable event, and/or (iii) recover any and all incentive compensation earned and received or realized by the covered employee during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).

This policy is applicable to the 2010 Annual Executive Incentive Award Program (annual bonus) and the 2010 Executive Long-Term Performance Share Programs (LTIP-performance vesting RSUs) and all subsequent short-term or long-term incentive award programs adopted by the Company for its executive officers and key employees designated by the Committee as a Covered Employee.

Recoupment Policy

Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company, the executive officer will reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been made if the executive officer’s employment had been terminated by the Company for “cause,” including interest.

Benefits and Perquisites

We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company. Similar to other associates who are on assignment outside of their home country, NEOs (i.e., Messrs. Maquet and Gupta) may receive various expatriate assignment benefits and allowances such as goods and services allowances, transportation and housing allowances, educational allowances for accompanying dependent children plus various tax equalization payments related to their assignments. The purpose of tax equalization payments is to insure the associate, or NEO, receives the full allowance to cover the costs of the assignment while the company covers any of the related tax consequences of this allowance. The perquisites we provide to our NEOs are reported in further detail in the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement. See also “Relocation Assistance & Expatriate Assignment Arrangements” for more details for Messrs. Maquet and Gupta.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company-matching contributions as the only qualified retirement program. In addition, Ingram Micro offers certain U.S. highly compensated employees, including the NEOs based in the U.S., an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions which were reduced or limited by IRS regulations. Participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. In 2010, the Company’s matching contribution was equal to 25% of the first 5% of eligible compensation deferred to the Ingram Micro 401(k) Plan and Supplemental Plan.

Mr. Gupta is an Indian citizen and receives a retirement contribution of 15% of base salary each year. The Company contributes the maximum amount into the Singapore Central Provident Fund under his name and the remainder is paid to him in cash. The amount of this payment in 2010 is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is a French citizen and continues to participate in the French social insurance programs to which the Company contributed in 2010. As part of his expatriate assignment to Belgium, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the profit sharing program payments is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Relocation Assistance and Expatriate Assignment Arrangements

As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, and storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services for home and host country income tax filings.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. Part of this tax protection requires that the company pay the tax on some of the allowances in order for the associate to receive the full allowance that is meant to cover their actual expense. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax). In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Gupta was relocated to Singapore in 2001 from India by Tech Pacific before it was acquired by the Company in 2004. The Company has honored the terms of Mr. Gupta’s 2002 Tech Pacific employment agreement which includes certain expatriate allowances and the notice of termination provision requiring either party to provide three months’ notice prior to a termination. Effective January 1, 2009, the Committee modified Mr. Gupta’s employment agreement and now Mr. Gupta’s expatriate package is limited to dependent children education reimbursements, transportation and parking allowances and the retirement contribution as reported under the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement. To ensure Mr. Gupta receives the full value of the education reimbursement and transportation allowance, these payments are tax equalized and the company pays the local taxes due on these payments.

Mr. Maquet, a French citizen, was promoted to the position of Senior Executive Vice President and President of the Company’s EMEA Region effective July 1, 2009. Upon his promotion to this position, he was required to relocate to Belgium and continues to receive benefits under the Company’s International Assignment and Tax Equalization Policies. As an expatriate, Mr. Maquet is tax equalized to France and participates in the French social programs (medical, unemployment, and pension benefits). He receives a housing allowance, dependent children education reimbursement, transportation allowances, and Belgium representation pay as reported under the “Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement. To ensure Mr. Maquet receives the full value of the allowances tied to his international assignment, these payments are tax equalized and the company pays the local taxes due on these payments.

Change-in-Control and Termination of Employment Arrangements

Change-in-Control Agreements. The Committee adopted the Company’s Change in Control Policy (the “CIC Policy”) in September 2010. The CIC Policy, a so-called “double-trigger” policy, is intended to provide eligible officers of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control of the Company. The CIC Policy applies to each officer of the Company who is designated by the Committee, in its discretion, to participate therein (the “Participant”). The Committee may add or remove a Participant at any time upon written notice, except that any removal will not be effective until the first anniversary following the date on which such notice was delivered. The Committee designated the Company’s executive officers, including each of the NEOs, as Participants under the CIC Policy.

A Participant is entitled to benefits under the CIC Policy in the event of a termination of the Participant’s employment with the Company by the Company without “Cause” or by the Participant for “Good Reason” either (a) within 24 months after the effective date of a “Change in Control” (as such terms are defined in the CIC Policy) or (b) during the period commencing on the execution of a letter of intent or definitive agreement that results in the consummation of a Change in Control within 6 months after the execution of such letter or agreement and ending on the date that the Change in Control occurs (a “Qualifying Termination”).

In the event of a Qualifying Termination, a Participant will receive a lump sum cash payment equal to: (i) a multiple (which is 2.0 for the CEO and 1.5 for all other Participants) times the sum of the Participant’s base salary and target annual bonus, and the annualized cost of the Company-sponsored medical, dental and vision insurance benefits for the Participant and his or her enrolled dependents, and (ii) a pro rata portion of the Participant’s target annual bonus for the fiscal year in which the termination occurs, payable within 15 days after the later of the date of the Participant’s separation from service or the effective date of the Change in Control. A Participant’s right to receive this payment is subject to his or her execution and non-revocation of a general release of claims against the Company. In addition, the Company will provide a Participant with outplacement benefits of up to $20,000 for up to one year following the Qualifying Termination.

In addition, immediately prior to the consummation of a Change in Control, each stock option, restricted stock unit, restricted stock unit award and long-term cash award granted by the Company to a Participant will become fully vested and all forfeiture restrictions shall lapse and any performance targets for uncompleted performance periods shall be treated as satisfied at target, in the event that such award is not assumed or substituted with an equivalent award by the successor corporation in the Change in Control. If the Participant incurs a Qualifying Termination, each stock option, restricted stock unit, restricted stock unit award and long-term cash award that is assumed or substituted with an equivalent award by the successor corporation in a Change in Control shall become fully vested and all forfeiture restrictions shall lapse and any performance targets for uncompleted performance periods shall be treated as satisfied at target, and with respect to any stock options, such stock options will generally remain outstanding and exercisable for up to two years following the Qualifying Termination.

A Participant’s participation in the Company’s retirement plans and deferred compensation plans on the date of his or her termination of employment will cease on the date of termination of employment and the distribution of benefits thereunder will be made in accordance with the terms of such plans. If a Participant is entitled to a payment or benefit whether payable under the CIC Policy or any other plan, arrangement or agreement with the Company that is subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment or benefit will be reduced to the maximum amount that may be paid without being subject to such excise tax, but only if the after-tax benefit of the reduced amount is greater than the after-tax benefit of the unreduced amount.

Executive Officer Severance Policy. The Executive Officer Severance Policy (the “Severance Policy”) applies to our CEO and our executive officers elected by the Board of Directors (which includes all the NEOs). Under the terms of the Severance Policy, executive officers may be entitled to certain severance benefits if their employment is terminated by the Company without “cause” and certain conditions are satisfied. The Committee modified this policy in September 2010 to ensure coordination of severance benefits with the new Change-In-Control policy.

In such cases, subject to execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. In general, our NEOs are eligible for separation pay equal to one-twelfth the sum of their annual base salary and target annual bonus multiplied by their full years of service with the Company, with a minimum payment equal to one year’s base salary and target annual bonus and a cap of 24 months with respect to the CEO and 18 months with respect to other officers.

Employment Agreement with Alain Maquet. Mr. Maquet’s French employment contract states Mr. Maquet or the Company is required to provide the other with six months’ notice prior to termination for any reason other than cause. In addition, the Company agreed that severance benefits under his original French employment contract are frozen at the current levels and he will be provided severance pay equal to thirty-two months of average salary (defined as base salary and target annual bonus) upon his termination of employment by the Company for any reason other than cause. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his recent assignment to Belgium, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions.

Internal Revenue Code Section 162(m) Policy

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in our and our shareholders’ best interests.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Code Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Code Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs who served in such capacities as of January 1, 2011 for services rendered to us during the fiscal year ended January 1, 2011.

						Non-Equity
					Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gregory M.E. Spierkel	2010	850,000	—	3,364,966	—	2,171,325	12,577	6,398,868
Chief Executive Officer	2009	850,000	—	5,244,120	—	1,807,950	15,203	7,917,273
	2008	850,000	—	1,820,050	1,665,453	—	32,702	4,368,205

William D. Humes	2010	500,000	—	823,391	—	596,050	6,640	1,926,081
Senior Executive Vice	2009	500,000	—	1,228,120	—	496,300	8,293	2,232,713
President and Chief	2008	500,000	—	491,422	449,615	—	13,100	1,454,137
Financial Officer

Keith W.F. Bradley (6)	2010	510,000	—	823,391	—	682,584	8,740	2,024,715
Senior Executive Vice	2009	510,000	—	1,171,204	—	528,646	8,708	2,218,558
President and	2008	510,000	—	660,522	449,615	84,591	15,221	1,719,949
President Ingram Micro North America

Shailendra Gupta	2010	528,984	—	823,391	—	539,140	210,850	2,102,365
Senior Executive Vice	2009	495,288	—	1,114,300	—	521,439	588,277	2,719,304
President and	2008	459,485	—	540,989	435,798	522,518	276,253	2,235,043
President Ingram Micro Asia Pacific

Alain Maquet	2010	530,480	—	823,391	—	597,851	331,102	2,282,824
Senior Executive Vice	2009	530,561	—	1,004,120	—	457,558	829,115	2,821,354
President and	2008	542,160	—	286,705	262,362	411,857	342,829	1,845,913
President Ingram Micro EMEA

(1)	Salary — This information provided is as of the last payroll period ending prior to the end of our fiscal year.

•	Mr. Gupta’s 2010 salary was paid in Singapore dollars and was converted to U.S. dollars for reporting purposes using the 2010 fiscal year average exchange rate as of January 1, 2011 of SGD 1 = US$0.7347.

•	Mr. Maquet’s 2010 salary was paid in Euros and was converted to U.S. dollars for reporting purposes using the 2010 fiscal year average exchange rate as of January 1, 2011 of EUR 1 = US$1.3262.

(2)	Stock Awards reflect the aggregate grant date fair value, in accordance with ASC 718, for all performance share awards granted during the respective year based on the probable outcome of the performance conditions to which such performance share awards are subject. Performance share awards granted during 2010 included an annual award granted to the NEOs on March 1, 2010. The grant date fair value for all performance share awards granted to NEOs during 2010, based on the maximum level of performance (200%) is $5,383,941 for Mr. Spierkel and $1,317,422 for each of Messrs. Humes, Bradley, Gupta and Maquet. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended January 1, 2011. The performance share awards granted during 2010 are discussed further in footnote 1 to the Grants of Plan-Based Awards for Fiscal Year 2010 table in the following section.

(3)	Option Awards were not granted to the NEOs during 2010.

(4)	Non-Equity Incentive Plan Compensation represents performance-based cash incentive award payments that were earned during the specified year and paid in the following year. Awards under the 2010 EIAP were paid in March 2011. Mr. Gupta’s 2010 EIAP payment of $539,140 or SGD 733,824, has been converted to U.S. dollars using the 2010 fiscal year average exchange rate, as of January 1, 2011, of SGD 1 = US$0.7347.

Mr. Maquet’s 2010 EIAP payment of $597,851 or EUR 450,800, has been converted to U.S. dollars using the 2010 fiscal year average exchange rate as of January 1, 2011 of EUR 1 = US$1.3262.

(5)	All Other Compensation — The amounts in this column for 2010 are itemized in the “All Other Compensation Table – Fiscal Year 2010” below.

(6)	Mr. Bradley was not an NEO for 2009.

All Other Compensation Table — Fiscal Year 2010

	Company
	Contributions	Health/				Total All
	to Retirement	Welfare	Expatriate	Tax		Other
	Savings Plans	Benefits	Compensation	Equalization	Misc.	Compensation
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)

Gregory M.E. Spierkel	10,625	1,952	—	—	—	12,577
William D. Humes	6,250	390	—	—	—	6,640
Keith W.F. Bradley	6,167	1,810	—	—	763	8,740
Shailendra Gupta	79,348	319	68,962	62,221	—	210,850
Alain Maquet	12,520	—	215,921	102,161	500	331,102

(a)	Company Contributions to Retirement Savings Plans— Includes employer contributions to qualified and nonqualified retirement savings plans and personal retirement accounts.

(b)	Health/Welfare Benefits — Includes executive physical examinations and executive long-term disability insurance premiums.

(c)	Expatriate Compensation — Includes for Mr. Gupta, dependent children education reimbursement, transportation and parking allowances; includes for Mr. Maquet, housing allowance for Belgium, dependent children education reimbursement, transportation allowances, and Belgium representation pay.

(d)	Tax Equalization — Includes foreign taxes paid, tax settlements and other taxes related to foreign assignments that were paid by the Company in 2010.

(e)	Miscellaneous — Includes dependent travel and tax preparation fees, as applicable.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the NEOs during the 2010 fiscal year ended January 1, 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

		Human
		Resources
		Committee							Grant Date
		Meeting	Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Fair Value
		Dates	Equity Incentive Plan Awards			Incentive Plan Awards			of Stock
		Approving	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	Awards	$	$	$	#	#	#	$

Gregory M.E. Spierkel	(1)03/01/10	01/20/10	—	—	—	—	73,311	—	1,345,990
	(1)03/01/10	01/20/10	—	—	—	27,492	109,966	219,932	2,018,976
	(2) N/A	01/20/10	318,750	1,275,000	2,805,000	—	—	—	—

William D. Humes	(1)03/01/10	01/20/10	—	—	—	—	17,939	—	329,360
	(1)03/01/10	01/20/10	—	—	—	6,727	26,908	53,816	494,031
	(2) N/A	01/20/10	87,500	350,000	770,000	—	—	—	—

Keith W.F. Bradley	(1)03/01/10	01/20/10	—	—	—	—	17,939	—	329,360
	(1)03/01/10	01/20/10	—	—	—	6,727	26,908	53,816	494,031
	(2) N/A	01/20/10	89,250	357,000	785,400	—	—	—	—

Shailendra Gupta	(1)03/01/10	01/20/10	—	—	—	—	17,939	—	329,360
	(1)03/01/10	01/20/10	—	—	—	6,727	26,908	53,816	494,031
	(2) N/A	01/20/10	92,572	370,289	814,636	—	—	—	—

Alain Maquet	(1)03/01/10	01/20/10	—	—	—	—	17,939	—	329,360
	(1)03/01/10	01/20/10	—	—	—	6,727	26,908	53,816	494,031
	(2) N/A	01/20/10	92,834	371,336	816,939	—	—	—	—

(1)	In fiscal year 2010, Ingram Micro adopted the 2010 Executive Long-Term Performance Share Program (the “2010 Performance Share Program”) pursuant to the 2003 Plan and the EIAP. Two separate awards of performance-based RSUs were granted on March 1, 2010 under the 2010 Performance Share Program to reward achievement of financial goals that support increased shareholder value. The first award is based on pre-established PT financial performance goals for fiscal year 2010 (the “PT RSUs”) and the second award is based on Ingram Micro’s performance over a three-year measurement period (2010 — 2012) against pre-established EPS and ROIC financial performance goals (the “EPS & ROIC RSUs”). The payment of these awards also require that the NEO continue to be an employee in good standing through the applicable vesting date for any earned award to vest. However, with respect to the EPS & ROIC RSUs, if the NEO left the Company after March 1, 2011 for reasons other than termination for cause or a voluntary resignation, the NEO would receive a prorated number of earned EPS & ROIC RSUs (prorated by dividing the number of full months of service from the beginning of the measurement period and the termination date by 36).

PT RSUs: If the specific pre-established PT performance goal is not met for the PT RSUs, no shares would be awarded. If such goal is met, 100% of the target number of shares would be earned, of which fifty percent would vest on each of the second and third anniversaries of the grant date. On March 8, 2011, the Committee determined that the specific pre-established PT performance goal was met, and therefore the restrictions on fifty percent of the earned PT RSUs will lapse on March 1, 2012 and fifty percent on March 1, 2013.

EPS & ROIC RSUs: If specific pre-established EPS and ROIC performance goals are not met for the EPS and ROIC RSUs, no shares would be awarded. Achievement of threshold performance levels results in an award of 25% of the target award; target award requires 100% EPS and ROIC performance goal achievement (70% on EPS and 30% on ROIC); and the maximum award for over-achievement of performance goals is 200% of the target award. If the performance goals are met, the number of shares that would be earned will vest in their entirety on the third anniversary of the date of grant.

Stock awards reflect the aggregate grant date fair value, in accordance with ASC 718, for all performance share awards granted during the respective year based on the probable outcome of the performance conditions to which such performance share awards are subject. The grant date fair value for all performance share awards granted to NEOs during 2010, based on the maximum level of performance (200%) is $5,383,941 for Mr. Spierkel and $1,317,422 for each of Messrs. Humes, Bradley, Gupta and Maquet. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended January 1, 2011.

(2)	Pursuant to the 2010 EIAP, the threshold value can be reduced further as a result of poor working capital days performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information relating to outstanding equity awards held by the NEOs at 2010 fiscal year ended on January 1, 2011.

		Option Awards				Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
		Number of	Number of			Plan Awards:	Market or Payout
		Securities	Securities			Number of	Value of
		Underlying	Underlying			Unearned Shares,	Unearned Shares,
		Unexercised	Unexercised	Option		Units or Other	Units or Other
		Options (#)	Options (#)	Exercise	Option	Rights That Have	Rights That Have
Name		Exercisable	Unexercisable	Price ($)	Expiration Date	Not Vested (#)	Not Vested ($)

Gregory M.E. Spierkel:		77,610	—	17.9000	01/31/12	—	—
		68,010	—	13.0300	06/30/12	—	—
		93,570	—	11.3100	02/02/13	—	—
		127,080	—	11.0000	06/30/13	—	—
		59,400	—	16.6400	02/01/14	—	—
		37,239	—	17.2000	03/22/14	—	—
		103,320	—	14.0400	06/30/14	—	—
		83,340	—	18.7500	01/31/15	—	—
		91,890	—	15.5900	06/30/15	—	—
		95,670	—	19.5500	01/02/16	—	—
		93,480	—	18.4500	07/02/16	—	—
		215,760	—	20.7000	01/02/17	—	—
	(1)	191,580	95,790	17.8000	01/01/18	—	—
	(2)	—	—	—	—	0	0
	(3)	—	—	—	—	93,150	1,778,234
	(4)	—	—	—	—	155,654	2,971,435
	(5)	—	—	—	—	181,818	3,470,906
	(6)	—	—	—	—	109,966	2,099,251
	(7)	—	—	—	—	73,311	1,399,507

Total:		1,337,949	95,790			613,899	$11,719,333

William D. Humes:		730	—	16.4200	01/31/11	—	—
		4,410	—	14.3900	07/01/11	—	—
		25,350	—	17.9000	01/31/12	—	—
		9,800	—	13.0300	06/30/12	—	—
		7,350	—	12.3500	12/30/12	—	—
		10,110	—	11.3100	02/02/13	—	—
		20,000	—	11.0000	06/30/13	—	—
		17,100	—	16.6400	02/01/14	—	—
		3,126	—	18.9800	02/26/14	—	—
		12,460	—	14.0400	06/30/14	—	—
		8,541	—	16.5700	10/12/14	—	—
		25,410	—	18.7500	01/31/15	—	—
		8,775	—	16.8000	03/31/15	—	—
		47,370	—	15.5900	06/30/15	—	—
		36,390	—	19.5500	01/02/16	—	—
		35,550	—	18.4500	07/02/16	—	—
		68,010	—	20.7000	01/02/17	—	—
	(1)	51,720	25,860	17.8000	01/01/18	—	—

		Option Awards				Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
		Number of	Number of			Plan Awards:	Market or Payout
		Securities	Securities			Number of	Value of
		Underlying	Underlying			Unearned Shares,	Unearned Shares,
		Unexercised	Unexercised	Option		Units or Other	Units or Other
		Options (#)	Options (#)	Exercise	Option	Rights That Have	Rights That Have
Name		Exercisable	Unexercisable	Price ($)	Expiration Date	Not Vested (#)	Not Vested ($)

	(2)	—	—	—	—	0	0
	(3)	—	—	—	—	25,151	480,133
	(4)	—	—	—	—	42,027	802,295
	(5)	—	—	—	—	34,091	650,797
	(6)	—	—	—	—	26,908	513,674
	(7)	—	—	—	—	17,939	342,456

Total:		392,202	25,860			146,116	$2,789,355

Keith W.F. Bradley:		19,770	—	17.9000	01/31/12	—	—
		20,850	—	16.6400	02/01/14	—	—
		3,500	—	17.6600	03/18/14	—	—
		5,760	—	20.0000	01/02/15	—	—
		42,960	—	18.7500	01/31/15	—	—
		47,370	—	15.5900	06/30/15	—	—
		36,390	—	19.5500	01/02/16	—	—
		35,550	—	18.4500	07/02/16	—	—
		68,010	—	20.7000	01/02/17	—	—
	(1)	51,720	25,860	17.8000	01/01/18	—	—
	(2)	—	—	—	—	0	0
	(3)	—	—	—	—	25,151	480,133
	(4)	—	—	—	—	42,027	802,295
	(5)	—	—	—	—	29,545	564,014
	(6)	—	—	—	—	26,908	513,674
	(7)	—	—	—	—	17,939	342,456

Total:		331,880	25,860			141,570	$2,702,572

Shailendra Gupta:		12,374	—	19.2400	11/29/14	—	—
		9,600	—	19.5500	01/02/16	—	—
		9,660	—	18.4500	07/02/16	—	—
		24,480	—	20.7000	01/02/17	—	—
		6,892	—	20.2100	07/31/17	—	—
	(1)	30,180	15,090	17.8000	01/01/18	—	—
	(8)	20,336	10,169	18.2100	01/31/18	—	—
	(2)	—	—	—	—	0	0
	(3)	—	—	—	—	25,151	480,133
	(4)	—	—	—	—	42,027	802,295
	(5)	—	—	—	—	25,000	477,250
	(6)	—	—	—	—	26,908	513,674
	(7)	—	—	—	—	17,939	342,456

Total:		113,522	25,259			137,025	$2,615,808

Alain Maquet:		22,470	—	16.6400	08/02/13	—	—
		15,090	—	18.7500	08/01/14	—	—
		6,880	—	18.1000	02/28/15	—	—
		21,540	—	19.5500	01/02/16	—	—
		21,030	—	18.4500	07/02/16	—	—
		40,260	—	20.7000	01/02/17	—	—
	(1)	30,180	15,090	17.8000	01/01/18	—	—
	(2)	—	—	—	—	0	0
	(3)	—	—	—	—	14,674	280,127
	(4)	—	—	—	—	24,520	468,087
	(5)	—	—	—	—	20,455	390,486
	(6)	—	—	—	—	26,908	513,674
	(7)	—	—	—	—	17,939	342,456
	(9)	—	—	—	—	7,858	150,009
	(9)	—	—	—	—	8,754	167,114

Total:		157,450	15,090			121,108	$2,311,953

(1)	Unexercisable options fully vested on January 2, 2011.

(2)	In fiscal year 2008, Ingram Micro adopted the 2008 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-based RSUs were granted under this program on January 2, 2008 to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieved pre-established financial performance goals (EPS growth and average ROIC) over the three-year performance measurement period (2008 - 2010). On March 8, 2011 the Committee reviewed the Company’s EPS growth and average ROIC over the three-year performance measurement period and certified that the specific threshold performance levels were not met and that no shares will be issued under this program.

(3)	Performance-based RSUs granted on March 2, 2009 under the 2009 Performance Share Program. The 2009 PT result exceeded the requirement resulting in 100% payout of the RSUs that were granted. Such shares vested one-third on March 23, 2010 following the certification of the PT performance results by the Committee (March 9, 2010) and then one-third of such shares will vest on each of the second and third anniversaries of the grant date. The number presented in the table represents the number of unvested RSUs. Payout value presented in the table is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010).

(4)	Performance-based RSUs were granted on March 2, 2009 under the 2009 Performance Share Program. On March 9, 2010, the Committee certified the Company’s EP results for fiscal 2009 which resulted in 111.4% of the RSUs granted becoming eligible for vesting on the third anniversary of the grant date. The number presented in the table represents the number of unvested RSUs. Payout value presented in the table is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010).

(5)	Performance-based RSUs were granted on April 1, 2009 under the 2009 Retention Performance Share Program. On March 9, 2010, the Committee certified the Company’s PT performance exceeded the requirement resulting in 100% payout. The number presented in the table represents the amount of RSUs that will vest on April 1, 2012. Payout value presented in the table is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010).

(6)	Performance-vesting RSUs were granted on March 1, 2010 to reward achievement of goals that support increased shareholder value, which will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2010 — 2012). If specific threshold performance levels are not met, no shares will be issued in 2013 under this plan. The number in the table represents the amount that will vest upon 100% achievement of target results. Payout value is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010).

•	Maximum at 200% for Mr. Spierkel is 219,932 units.

•	Maximum at 200% for Messrs. Humes, Bradley, Gupta and Maquet is 53,816 units.

(7)	Performance-based RSUs were granted on March 1, 2010, which would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2010). Upon achievement of the pre-established PT results, such shares will vest fifty percent on the second and third anniversaries of the grant date and following the certification of the PT performance results by the Committee. If specific threshold PT performance levels are not met, no shares will be issued under this program. Payout value presented in the table is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010). On March 8, 2011 the Committee certified the Company’s Performance PT results for fiscal 2010 which resulted in 100% achievement of this award, and so the number presented in the table represents the number of RSUs at 100% of target. See footnote (1) on “Grants of Plan-Based Awards for Fiscal-Year 2010” table for more information.

(8)	Unexercisable options fully vested on February 1, 2011.

(9)	Mr. Maquet received additional grants on July 1, 2009 under the 2009 Performance Share Program of PT RSUs and EP RSUs respectively. The number presented in the table represents the number of unvested RSUs. Payout value presented in the table is based upon the closing price ($19.09) of Ingram Micro stock on the last trading day of the fiscal year (December 31, 2010). See footnotes (3) and (4) above for additional information.

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR FISCAL YEAR 2010

The following table provides information relating to options exercised by and RSUs which vested for the NEOs during the period from January 3, 2010 through January 1, 2011.

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized on	Shares	Value
	Acquired on	Exercise	Acquired on	Realized on
Name	Exercise (#)	($)(1)	Vesting (#)	Vesting ($)(2)

Gregory M.E. Spierkel	156,570	411,033	46,575	841,610
William D. Humes	7,250	20,518	12,575	227,230
Keith W.F. Bradley	15,600	22,626	61,261	1,076,801
Shailendra Gupta	—	—	12,575	227,230
Alain Maquet	68,250	417,910	7,336	132,562

(1)	Value realized on exercise of options is calculated based on the difference between the fair market value of a share of the Company’s common stock on the date of exercise and the exercise price of such options.

(2)	Value realized on vesting of RSUs is calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on the applicable vesting date or if the vesting date occurred on a day the NYSE was closed for trading, the previous trading day.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings in	Distributions	End of
Name	in 2010 ($)(1)	in 2010 ($)(1)	2010 ($)	in 2010 ($)	2010 ($)

Gregory M.E. Spierkel	302,454	8,305	112,975	—	947,772
William D. Humes	98,241	4,947	72,779	—	694,387
Keith W.F. Bradley	124,581	4,822	101,820	—	883,066
Shailendra Gupta	—	—	—	—	—
Alain Maquet	—	—	—	—	—

(1)	Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan, a nonqualified deferred compensation arrangement. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by IRS regulations. Under terms of the Supplemental Plan, participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. In 2010, the Company’s matching contribution was equal to 25% of the first 5% of eligible compensation deferred to the Ingram Micro 401(k) Plan and the Supplemental Plan. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are available for disbursement to participants upon their termination of employment with the Company. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

Executive contributions and Company matching contributions under the Supplemental Plan have been reported in the “Summary Compensation Table” for the applicable year.

POTENTIAL PAYMENTS UPON TERMINATION

Ingram Micro maintains incentive programs, including award agreements, and Executive Officer Severance and Change in Control Policies which require Ingram Micro to provide payments and benefits to the NEOs in the event of a qualifying termination of employment with Ingram Micro.

The chart below describes the termination provisions of each program and the award agreements as well as any payments and benefits under the Executive Officer Severance and Change in Control Policies assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, January 1, 2011 (and therefore the cash incentive award would be considered “earned”). These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

		Long-Term		Severance Pay and
		Incentives —		Benefits (Under
	Short Term Incentive —	Performance Shares and	Long-Term Incentive —	Severance Policy or CIC
	Cash (1)	Cash	Stock Options	Policy)(2)

Change in Control	None	If award is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested, and any performance targets applicable to these Awards shall be treated as satisfied.	If option is not assumed or substituted with an equivalent award by the successor corporation, it will become full vested.	None

Qualifying Termination in Connection with Change in Control	Under CIC Policy, a prorated target bonus for the year of termination will be paid (subject to signing release of claims).	Any performance targets applicable to these Awards shall be treated as satisfied and forfeiture restrictions shall lapse. Award becomes fully vested.	Becomes fully vested. Remains exercisable through the earlier of the second anniversary of the termination date or expiration date per the terms of the grant.	1.5 times (or 2 times for the CEO) the sum of (i) the officer’s annual base salary, (ii) target annual bonus and (iii) the annualized cost of the Company-sponsored medical, dental and vision insurance benefits in effect on the date of termination. Participation in an outplacement program for up to one year, subject to a maximum cost of $20,000.

		Long-Term		Severance Pay and
		Incentives —		Benefits (Under
	Short Term Incentive —	Performance Shares and	Long-Term Incentive —	Severance Policy or CIC
	Cash (1)	Cash	Stock Options	Policy)(2)

Termination for Cause	None	Award shall immediately be cancelled.	Options granted before May 30, 2003: 60 or 90 days to exercise vested options, in accordance with applicable stock option agreement. All other vested and unvested options are cancelled. The Human Resources Committee, at its sole discretion, may cancel vested but unexercised options.	None

Voluntary Termination	Any earned payment based on actual 2010 Company performance under the terms of the 2010 EIAP.	Award shall immediately be cancelled.	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement. All unvested options are cancelled.	None

Retirement (3)	Any earned payment based on actual 2010 Company performance under the terms of the 2010 EIAP.	The April 1, 2009 Equity Retention Award will be prorated based on number of full months of participation from the grant date through the termination date divided by 36. The April 2009 Cash Retention Award will be prorated based on the number of full months of participation from the grant date through termination date divided by 24, with the exception of the CEO, whose first 60% is based on 24 months and remaining 40% is based on 36 months.	Options granted before January 1, 2007: executive has 5 years to exercise vested options; unvested options are cancelled. Options granted after January 1, 2007 will continue to vest in accordance with the original vesting schedules. Executive has five years following the date of retirement to exercise any vested option, provided the option period does not expire first.	None

For all other plans, the number of units granted during retirement year will be prorated based on the number of full months of service from the beginning of the measurement period divided by 12.

		Long-Term		Severance Pay and
		Incentives —		Benefits (Under
	Short Term Incentive —	Performance Shares and	Long-Term Incentive —	Severance Policy or CIC
	Cash (1)	Cash	Stock Options	Policy)(2)

The restrictions on these and all other awards previously granted will lapse in accordance with the original grant agreement.

Involuntary “Not for Cause” Termination	Any earned payment based on actual 2010 Company performance under the terms of the 2010 EIAP.
The EPS & ROIC Equity Awards will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The PT Awards are cancelled. The restrictions on awards will lapse according to the original grant agreement.

If employment is terminated after April 1, 2010, the April 1, 2009 Retention Award will be prorated based on number of full months of participation from the beginning of the vesting period through the termination date divided by 36, or in the case of cash, divided by 24.
			60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement; all unvested options are cancelled.	Executives with less than 12 years of service: payment equal to the sum of their annual base salary and target annual bonus in effect on termination date. Executives with more than 12 years of service: payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date capped at 24 months for the CEO and 18 months for all other NEOs. Participation in an outplacement program for up to one year following the termination date, subject to a maximum cost of $20,000.

Death	Any earned payment based on actual 2010 Company performance under the terms of the 2010 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and estate has one to five years following the date of death to exercise unless the options expire first.	None

Disability	Any earned payment based on actual 2010 Company performance under the terms of the 2010 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and executive has one to five years following the date of disability to exercise, in accordance with the applicable stock option agreement, unless the options expire first.	None

(1)	Payment to be calculated and paid on the same basis and same time as the annual bonus payments under the 2010 EIAP are made to actively employed Ingram Micro executives.

(2)	Severance benefits provided under the Severance Policy and the CIC Policy are subject to the participant’s execution of a release of claims and covenant agreement satisfactory to the Company and are payable in a lump sum cash payment.

(3)	Prior to January 1, 2007, the definition of retirement for long-term equity incentives under the 2003 Plan was 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under the 2003 Plan for awards granted to participants was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service. The retirement provisions of the 2003 Plan are not applicable to participants receiving awards in European Union countries.

PAYMENTS UPON TERMINATION TABLE

For purposes of this analysis, we assumed:

a.	the last date of employment for the NEO is the end of our fiscal year, January 1, 2011;

b.	annual base salary at termination is equal to salary as of January 1, 2011;

c.	annual target incentive at termination equal to target incentive as of January 1, 2011;

d.	estimated value of accelerated vesting of equity is based on the closing price of our stock ($19.09) on December 31, 2010 (last trading day of our fiscal year) less, in the case of stock options, the applicable exercise price.

As a result of these assumptions, the amount of compensation payable to each NEO in each potential situation is listed in the table below:

		Long-Term Incentives		Benefits & Perquisites
					Life
			Stock		Insurance
			Options &		Proceeds or			Repatriation
	Short Term		Performance	Severance	Health	Disability	Out- place-	/ Relocation
	Incentive	Cash LTIP	Shares (3)	Pay	Premiums	Benefits	ment	Expense	Total

Gregory M.E. Spierkel
Change in Control Termination	$1,275,000	$1,500,000	$12,732,018	$4,250,000	$22,250	$—	$20,000	$—	$19,799,268
Voluntary Termination	2,171,325	—	—	—	—	—	—	—	2,171,325
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	2,171,325	1,137,500	4,705,437	2,302,083	—	—	20,000	—	10,336,345
Death (4)	2,171,325	1,500,000	12,732,018	—	1,000,000	—	—	—	17,403,343
Disability	2,171,325	1,500,000	12,732,018	—	—	380,833	—	—	16,784,176
William D. Humes
Change in Control Termination	364,000	375,000	3,062,770	1,326,000	14,285	—	20,000	—	5,162,055
Voluntary Termination	596,050	—	—	—	—	—	—	—	596,050
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	596,050	328,125	1,085,744	884,000	—	—	20,000	—	2,913,919
Death (4)	596,050	375,000	3,062,770	—	1,000,000	—	—	—	5,033,820
Disability	596,050	375,000	3,062,770	—	—	326,533	—	—	4,360,353
Keith W.F. Bradley
Change in Control Termination	367,500	325,000	2,975,987	1,338,750	16,688	—	20,000	—	5,043,925
Voluntary Termination	682,584	—	—	—	—	—	—	—	682,584
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	682,584	284,375	1,035,117	892,500	—	—	20,000	—	2,914,576
Death (4)	682,584	325,000	2,975,987	—	955,542	—	—	—	4,939,113
Disability	682,584	325,000	2,975,987	—	—	328,231	—	—	4,311,802
Shailendra Gupta (1)
Change in Control Termination	388,289	275,000	2,884,279	1,414,481	2,420	—	20,000	—	4,984,469
Voluntary Termination	539,140	—	—	—	—	—	—	—	539,140
Retirement	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	539,140	240,625	984,509	1,414,481	—	—	20,000	—	3,198,755
Death	539,140	275,000	2,884,279	—	1,847,491	—	—	—	5,545,910
Disability	539,140	275,000	2,884,279	—	—	107,606	—	—	3,806,025
Alain Maquet (2)
Change in Control Termination	384,333	225,000	2,471,462	2,489,012	1,614	—	20,000	61,500	5,652,921
Voluntary Termination	597,851	—	—	—	—	—	—	—	597,851
Retirement	597,851	196,875	1,615,333	—	—	—	—	61,500	2,471,559
Involuntary Not for Cause Termination	597,851	196,875	822,512	2,489,012	—	—	20,000	61,500	4,187,750
Death	597,851	225,000	2,471,462	—	1,322,296	—	—	60,500	4,677,109
Disability	597,851	225,000	2,471,462	—	—	183,652	—	61,500	3,539,465

(1)	Payments listed for Mr. Gupta have been converted from Singapore dollars to U.S. dollars using the same exchange rate as stated in note 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Severance Pay assumes the Company provided Mr. Gupta the required 3 months notice prior to a termination of employment by the Company without cause. If notice is not provided, base pay in lieu of notice will be added to payment. Based on his years of service, Mr. Gupta would be eligible for the maximum severance payment equivalent to 18 months of base pay plus target annual bonus in the event of termination, not for cause.

Mr. Gupta’s Life Insurance proceeds are based on $771,435 (SGD$1,050,000) Group Term Life and $1,076,056 (SGD$1,464,620) personal accident coverage. Upon Mr. Gupta’s disability, there would be an initial payment of the greater of $73,470 (SGD$100,000) or 10% of personal accident coverage, $107,606 (SGD 146,462), payable after 90 days of permanent disability.

(2)	Payments listed for Mr. Maquet have been converted from EUR to U.S. dollars using the same exchange rate as stated in note 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Under all termination conditions, except For Cause and voluntary termination, Mr. Maquet will also receive repatriation/relocation assistance for him and his immediate family including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from France to Belgium.

Mr. Maquet is tax equalized to France and in the event of termination, except For Cause, will continue to receive coverage for tax preparation services and be covered under Ingram Micro’s International Assignment Tax Equalization Policy for any foreign tax liabilities that are a result of his assignment to the United States or Belgium.

Severance pay assumes the Company provided Mr. Maquet the required 6 months notice prior to a termination by the Company without cause or change in control. If notice is not provided, base pay in lieu of notice will be added to payment. Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet would be eligible for a payment equivalent to 32 months of average salary (defined as base salary and target bonus) in the event of a termination by the Company without cause or change in control.

Death and Disability: Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet retains his life and disability insurance from France. In the event of his death or total permanent disability, Mr. Maquet’s estate or Mr. Maquet would receive $1,322,296 (EUR 997,056) under his French life insurance policy. Mr. Maquet would receive $183,652 (EUR 138,480) under his French disability insurance in the event of partial disability.

(3)	On March 8, 2011 the Committee certified the 2008 performance awards did not meet the threshold level of performance and the awards were cancelled. While it is too early in the measurement period to predict the final achievement of the 2010 performance awards, in order to estimate a value under each termination scenario it was assumed target level of performance was achieved. Actual achievement and resulting payment will be determined in early 2013. Each NEO had the following intrinsic value of vested and unexercised options as of December 31, 2010: Mr. Spierkel $3,655,142; Mr. Humes $812,911; Mr. Bradley $349,486; Mr. Gupta $63,010 and Mr. Maquet $119,385. These options will continue to be eligible to be exercised after the termination date of January 1, 2011 if the termination circumstances meet the requirements specified in the above chart describing the termination clauses of each program and the award.

(4)	Basic Life and Accidental Death and Dismemberment benefits for U.S. based NEOs are one (1) times earnings, subject to a maximum of $1,000,000 each. Upon death, all unvested stock options would immediately vest and the estate would have one year to exercise.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the compensation of Ingram Micro’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which is designated as Proposal No. 2 on the enclosed proxy card.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Ingram Micro shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Ingram Micro has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of Ingram Micro’s named executive officers. This compensation philosophy, and the program structure approved by the Human Resources Committee, is central to Ingram Micro’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Ingram Micro’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth and transformation. Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of Ingram Micro’s named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Ingram Micro, the Human Resources Committee of the Board, or the Board. The Board and the Human Resources Committee value the opinions of Ingram Micro shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns, and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of Ingram Micro common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The Board of Directors recommends that you vote for the approval of an advisory vote every 1 YEAR on the compensation of Ingram Micro’s named executive officers, which is designated as Proposal No. 3 on the enclosed proxy card.

The Dodd-Frank Act also enables Ingram Micro shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for Ingram Micro and its shareholders at this time.

Vote Required

The affirmative vote of a majority of the shares of Ingram Micro common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Ingram Micro and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

PROPOSAL NO. 4
APPROVAL OF 2011 INCENTIVE PLAN

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the 2011 Plan, which is designated as Proposal No. 4 on the enclosed proxy card.

Introduction

Our Board adopted, subject to the approval of our shareholders pursuant to this proxy, the Ingram Micro Inc. 2011 Incentive Plan (the “2011 Plan”). The 2011 Plan constitutes an amendment and restatement of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), which was adopted and approved by our shareholders on June 4, 2008, and consolidates the Ingram Micro Inc. 2008 Executive Incentive Plan (the “Executive Incentive Plan”), also adopted and approved by our shareholders on June 4, 2008, into the 2011 Plan. The effectiveness of the 2011 Plan is subject to approval by our shareholders and is recommended by our Board.

In the event that the 2011 Plan is not approved by the Company’s shareholders, (i) each of the 2003 Plan and the Executive Incentive Plan will continue in full force in accordance with its terms as in effect immediately prior to the adoption of the 2011 Plan, and the 2011 Plan will not take effect, and (ii) the Company may continue to grant awards under each of the 2003 Plan and the Executive Incentive Plan subject to the terms and conditions set forth therein.

As further described below, the 2011 Plan amends and restates the 2003 Plan and consolidates the 2003 Plan with the Executive Incentive Plan to provide for the following:

•	Increase in Aggregate Share Limit. The 2011 Plan increases the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under the 2003 Plan by an additional 13,500,000 shares, to a total of 25,234,000 shares;

•	Change in Full Value Award Share Limit. Currently, the 2003 Plan limits the number of shares that may be issued or delivered pursuant to restricted stock, restricted stock units and certain other “full value awards” under the plan by providing that such shares will be counted against the plan’s aggregate share limit as 1.9 shares for every share actually issued or delivered in connection with the award. The 2011 Plan provides that shares issued or delivered pursuant to restricted stock, restricted stock units and other full value awards granted after the 2011 Annual Meeting of Shareholders will be counted against the plan’s aggregate share limit as 2.37 shares for every share actually issued or delivered in connection with the award. A “full value award” generally means any award other than a stock option or stock appreciation right that is settled by the issuance of shares of our common stock;

•	Extension of Plan Term. The 2003 Plan is currently scheduled to expire on May 6, 2013. The 2011 Plan extends the Company’s ability to grant new awards thereunder until June 7, 2021;

•	Annual Cash Award Limit. The 2011 Plan provides that the aggregate amount of compensation to be paid to any one participant in respect of all performance awards payable in cash, and not related to shares of our common stock, in any fiscal year of the Company shall not exceed $7,500,000, the same limitation that is currently set forth in the Executive Incentive Plan;

•	Prohibition of Dividend Equivalents on Unvested Performance Awards. The 2011 Plan prohibits the payment of dividend equivalents on unvested performance awards, but provides that if the Committee administering the 2011 Plan were to approve such payment, it will only be made to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests;

•	Recovery of Compensation. The 2011 Plan provides that awards may be subject to the Company’s compensation recovery policy, including any policy that is intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder; and

•	Consolidation of Ingram Micro Inc. 2008 Executive Incentive Plan. The 2011 Plan reflects the consolidation of the 2003 Plan with the Executive Incentive Plan into a single plan document, known as the 2011 Plan. As a result, performance awards payable in the form of cash, shares of our common stock, or a combination thereof, that would otherwise be granted under the Executive Incentive Plan or the 2003 Plan may all be granted under the 2011 Plan.

The increase in shares is intended to provide us with additional shares for the grant of stock-based awards to our executives and other employees, thereby linking their compensation to shareholder value creation and providing a mix of compensation elements in their overall pay packages.

Our Board believes that (i) the increase in the aggregate number of shares of our common stock with respect to which awards may be granted under the 2011 Plan, (ii) the change in full value award share limit, (iii) the extension of the term of the plan, (iv) the provision for an annual cash award limit, (v) the prohibition of dividend equivalents on unvested performance awards, (vi) the recovery of compensation, and (vii) the consolidation of the 2003 Plan and the Executive Incentive Plan into a single plan document, are desirable to accomplish the objectives of the 2011 Plan as discussed below and are in the best interest of our shareholders.

If the 2011 Plan is approved by the Company’s shareholders, future awards will be subject to the terms and conditions set forth therein.

The following is a summary of the material terms of the 2011 Plan and is not intended to be complete. The description in this proposal is qualified in its entirety by reference to the full text of the 2011 Plan. A copy of the 2011 Plan is attached to this proxy statement as Exhibit A and you are advised to review the actual terms of the 2011 Plan.

What is the purpose of the 2011 Plan?

The purpose of the 2011 Plan is to effectively tie the interests of our management to the interests of our shareholders by: (1) attracting and retaining exceptional board members, executive personnel and other key employees; (2) motivating our employees and board members by means of performance-related incentives to achieve longer-range performance goals, thereby increasing shareholder value; and (3) enabling our employees and board members to participate in our long-term growth and financial success.

How is the 2011 Plan administered?

Our Board has appointed its Human Resources Committee to administer the 2011 Plan with respect to the Company’s executives and associates and its Governance Committee to administer the 2011 Plan with respect to the Company’s non-employee directors (as applicable, the “Committee”). Each Committee member who will administer the 2011 Plan is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” as determined under Section 162(m) of the Code, and an “independent director” under the rules of the New York Stock Exchange. The Committee has broad discretion, subject to contractual restrictions affecting the Company, to determine the specific terms and conditions of each award and any rules that may be applicable to awards. The scope of the Committee’s discretion includes, but is not limited to, determining the effect that death, retirement, or other termination of employment of a participant may have on an award made under the 2011 Plan.

The Committee may not, without approval of our shareholders, lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares are traded.

How many shares can be awarded under the 2011 Plan?

The maximum number of shares of our common stock authorized for grant under the 2003 Plan is 11,734,000 shares, of which 5,939,118 shares underlying equity awards have been granted under the plan and 5,794,882 shares remained available for issuance under the plan, as of the Record Date (both numbers assuming target achievement of outstanding performance-based equity awards). If shareholders approve the 2011 Plan, the maximum number of shares of our common stock that may be issued or delivered pursuant to awards granted thereunder will be increased to 25,234,000 shares, which will increase the number of shares that remain available for future grants to 19,294,882 (assuming target achievement of outstanding performance-based equity awards), as of the Record Date.

In addition, if shareholders approve the 2011 Plan, shares issued in respect of any full value award (as defined above) granted under the 2011 Plan after June 8, 2011 will be counted against the plan’s aggregate share limit as 2.37 shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a restricted stock award granted under the 2011 Plan after June 8, 2011, then 237 shares will be counted against the plan’s aggregate share limit in connection with that award. In the event that the 2011 Plan is not approved by the Company’s shareholders, shares issued in respect of any full value award granted under the 2003 Plan will be counted against the plan’s aggregate share limit as 1.9 shares for every one share actually issued in connection with the award.

Shares issued in respect of a stock option or stock appreciation right under the 2011 Plan will count against the plan’s aggregate share limit as one share for every one share subject to the award. In addition, the plan’s aggregate share limit assumes that previously granted performance restricted stock units are settled in shares at target; however, if additional shares are required to settle awards in excess of target, the number of shares available for future grant under the plan’s aggregate share limit will be reduced accordingly based on the fungible share counting rules discussed previously for the 2011 Plan.

If shareholders approve the 2011 Plan, subject to adjustments the Committee is authorized to make if the Committee determines such adjustments are appropriate upon a distribution, recapitalization, merger or other similar corporate transaction or event to prevent dilution or enlargement of benefits intended under the plan, no more than 25,234,000 shares may be subject to incentive stock options granted under the 2011 Plan, and no person may receive awards under the 2011 Plan in any calendar year that relate to more than 2,000,000 shares.

If any shares covered by an award granted under the 2011 Plan are forfeited, or an award is settled for cash or otherwise terminates or is canceled without the delivery of shares, then the shares covered by that award will again become shares with respect to which awards may be granted. However, shares that are tendered or withheld as payment of the exercise price or to satisfy any tax withholding obligation, or that are subject to a stock appreciation right and are not issued in connection with the stock settlement of the stock appreciation right, will not again become shares with respect to which awards may be granted. Each share that will again become a share with respect to which awards may be granted will be added back as one share if such share was subject to an option or stock appreciation right granted under the 2011 Plan, and each such share will be added back as 2.37 shares if such share was subject to a full value award granted under the 2011 Plan. In the event that the 2011 Plan is not approved by the Company’s shareholders, such shares will be added back as 1.9 shares if such shares were subject to a full value award granted under the 2003 Plan.

What are the eligibility and participation criteria?

Eligibility to participate in the 2011 Plan is limited to our employees, including any officer or employee-director of the Company or any of our affiliates, and any member of our Board. Currently, all of our employees and employees of our subsidiaries and all members of our Board are eligible to participate in the 2011 Plan (approximately 15,600 individuals). We anticipate that less than 3% of those eligible will participate in the 2011 Plan. Participation in the 2011 Plan is at the discretion of the Committee.

What are the types of awards that may be made under the 2011 Plan?

The 2011 Plan permits the granting of the following types of awards: (1) stock options that qualify as incentive stock options under the Code, (2) options other than incentive stock options, which will be referred to as non-qualified stock options, (3) stock appreciation rights (“SARs”), granted either alone or in tandem with other awards under the 2011 Plan, (4) restricted stock awards and restricted stock units, (5) performance awards, payable in the form of cash, shares of our common stock, or a combination thereof, including, but not limited to, options, SARs, restricted stock, restricted stock units or other stock-based awards, (6) dividend equivalents and (7) other stock-based awards. Except as otherwise provided by the Committee, no award granted under the 2011 Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution.

Under what circumstances may dividend equivalents be paid with respect to performance awards?

The 2011 Plan prohibits the payment of dividend equivalents on unvested performance awards, but provides that if the Committee administering the Plan were to approve such a payment, it will only be made to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. The 2003 Plan does not include an express prohibition on the payment of dividend equivalents on unvested performance awards.

What is the maximum aggregate amount of cash that may be paid to a participant during the year with respect to cash-based performance awards under the 2011 Plan?

The 2011 Plan provides that the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable in cash, and not related to shares of our common stock, in any fiscal year of the Company shall not exceed $7,500,000. In the event that the 2011 Plan is not approved by the Company’s shareholders, any such performance-based awards granted under the Executive Incentive Plan would be subject to this same $7,500,000 limitation as set forth in the Executive Incentive Plan.

What special requirements must Section 162(m) “qualified performance-based compensation” awards under the 2011 Plan satisfy?

The Committee may grant performance awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Any performance goal established by the Committee for any award which is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must satisfy the following requirements:

(i) Such goals must be based on any one or more of the following: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, shareholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects or objectives, debt levels, market share, total shareholder return or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments will be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal or sale of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s traditional, ongoing business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For any performance goal established by the Committee for any award which is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any determinable adjustments will be made within the time prescribed by, and otherwise in compliance with such provision.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

To the extent necessary to comply with the requirements of Section 162(m) of the Code, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code, and which is intended to constitute “qualified performance-based compensation,” no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee must, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided above), (c) establish the performance goals and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Committee must determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals will be recorded in minutes of the Committee. In determining the amount earned under such awards, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code and which is intended to constitute “qualified performance-based compensation,” the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Unless otherwise provided in the applicable award agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an award that is intended to constitute “qualified performance-based compensation,” the participant must be employed by the Company or any of its affiliates throughout the performance period. Furthermore, a participant will be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved.

Are awards granted under the 2011 Plan subject to any compensation recovery policy?

The 2011 Plan provides that awards may be subject to the Company’s compensation recovery policy, including any policy that is intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder. The 2003 Plan does not include an express reference to any compensation recovery policy.

How can the 2011 Plan be amended or terminated?

Our Board may amend, alter, or terminate the 2011 Plan at any time. However, we must generally obtain approval by our shareholders for any change that would increase the number of shares subject to the 2011 Plan, increase the per person annual limitation on awards, increase the number of shares which can be issued other than for stock options or stock appreciation rights, lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or effect a repricing of outstanding stock options or stock appreciation rights, or that would require shareholder approval under any regulatory or tax requirement that our Board deems desirable to comply with or to obtain relief under. In addition, any amendment, alteration or termination of the 2011 Plan is subject to the requirement that no rights under an outstanding award may be impaired by such action without the consent of the holder. The Committee may amend or modify the terms of any outstanding award, but only with the consent of the participant if such amendment would impair his or her rights. In the event of certain corporate transactions or events affecting the shares or our corporate structure, the Committee may make certain adjustments as set forth in the 2011 Plan.

When does the 2011 Plan terminate?

Unless earlier terminated by our Board, the 2011 Plan will terminate on June 7, 2021. The 2003 Plan is currently scheduled to terminate on May 6, 2013, and the 2011 Plan, if approved by the Company’s shareholders, would extend the Company’s ability to grant new awards thereunder until June 7, 2021.

What happens in the event of a merger or other corporate transaction or event?

In the event of a merger of the Company into another corporation, each outstanding award may be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the Committee may cause all awards to become fully exercisable prior to the date of the merger. If an award becomes exercisable in lieu of assumption or substitution in connection with a merger, the award will be exercisable for 15 days and will terminate at the end of such period.

In addition, in the event of a merger or in the event of certain other unusual or nonrecurring transactions or events affecting us or any of our affiliates, or our financial statements or the financial statements of any of our affiliates, or of changes in applicable laws, regulations or accounting principles, the administrator may, in its discretion and on such terms and conditions as it deems appropriate, take one or more of the following actions:

•	Provide for the purchase of an award for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of the participant’s rights;

•	Provide for the replacement of one or more awards with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such award or realization of the participant’s rights had such award been currently exercisable or payable or fully vested;

•	Provide that one or more awards will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

•	Adjust the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards that may be granted in the future;

•	Provide that the award will be exercisable or payable or fully vested as to all shares covered thereby, notwithstanding anything to the contrary in the award agreement or the 2011 Plan; and

•	Provide that the award cannot vest, be exercised or become payable after such event.

What are the consequences of consolidating the 2003 Plan and the Executive Incentive Plan into a single plan document?

The 2011 Plan reflects the consolidation of the Executive Incentive Plan and the 2003 Plan into a single plan document, which results in the following:

•	performance awards, payable in the form of cash, shares of our common stock, or a combination thereof, including, but not limited to, options, SARs, restricted stock, restricted stock units or other stock-based awards, may all be granted under one plan, the 2011 Plan,

•	the $7,500,000 ceiling on the aggregate amount of compensation that may be paid to any one participant in respect of all performance awards payable in cash, and not related to shares of our common stock, in any fiscal year of the Company under the Executive Incentive Plan, shall continue under the 2011 Plan, and

•	the 2,000,000 shares ceiling on the aggregate number of equity-based awards that may be awarded to any one participant in any calendar year under the 2003 Plan shall also continue under the 2011 Plan.

What are the U.S. federal income tax consequences under the 2011 Plan?

The 2011 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Options.  There will generally be no federal income tax consequences to a participant or to us upon the grant of either an incentive stock option or a nonqualified stock option under the 2011 Plan. The maximum term of an option is 10 years.

Nonqualified Stock Options.  A participant will recognize ordinary income when he or she exercises a nonqualified stock option. The amount of the income is the amount by which the fair market value of the stock received upon exercise of the option (assuming the stock is fully vested at that date) exceeds the exercise price of the option. We generally will be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, i.e., at the time of exercise of the option.

Incentive Stock Options.  A participant will not recognize any immediately taxable income when he or she exercises an incentive stock option. A participant can defer income recognition until the time that shares are sold and may also have the benefit of long-term capital gain treatment for any gain if the prescribed holding periods are met. Some of these holding periods and employment requirements are liberalized in the event of a participant’s death or disability while employed by us. We are generally not entitled to any tax deduction with respect to the grant or exercise of incentive stock options.

If the participant does not hold the shares for the full term of the required holding periods, a portion of the gain on the sale of such shares will be taxed to a participant as ordinary income and we will be entitled to a deduction in the same amount, subject to certain conditions. The amount taxed as ordinary income will be the lesser of the following: (1) the fair market value of the shares on the date of exercise minus the option price or (2) the amount realized on disposition minus the exercise price. The balance of any gains will be taxed as short-term or long-term capital gain, depending on the holding period.

In addition, the “spread” between the exercise price and the fair market value of the stock upon exercise of the option is an adjustment in computing alternative minimum taxable income for the participant in the year that the participant exercises the option.

Stock Appreciation Rights.  Neither a participant nor we will incur any federal income tax consequences upon the grant of a SAR. Normally, the holder of a SAR will recognize ordinary income on the date the SAR is exercised. The amount of income the participant realizes on the exercise of the SAR is equal to the cash and/or the fair market value of property received. At the time a SAR is exercised, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant and will also be required to withhold payroll taxes on this amount. The maximum term of a SAR is 10 years.

Restricted Stock Awards and Restricted Stock Units.  Neither we nor a participant will incur any federal income tax consequences upon the grant of restricted stock awards and restricted stock units until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock awards or restricted stock units. At that time, a participant generally will recognize taxable income equal to the aggregate amount of cash received and the then fair market value of the stock and, subject to certain conditions, we will be entitled to a corresponding deduction. However, a participant may elect under Section 83(b) of the Code, within 30 days after the date of the grant of restricted stock, to recognize ordinary income as of the date of grant and we will be entitled to a corresponding deduction at that time.

We will be entitled to a deduction for the compensation element inherent in a restricted stock award at the time the participant includes the amounts as ordinary income—either upon the lapse of the restriction or at the time of any election by the participant under Section 83(b) of the Code.

Performance Awards.  Neither a participant nor we will incur any federal income tax consequences upon the grant of performance awards. Participants generally will recognize taxable income at the time when payment for the performance awards is received in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, subject to certain conditions.

Dividend Equivalents.  Dividend equivalents are rights to receive the equivalent value of dividends paid on our common stock. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by any award held by the participant.

Tax Deductions and Section 162(m) of the Code.  We generally should be entitled to a federal income tax deduction at the same time and in the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (generally including base salary, annual bonus and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2011 Plan may constitute “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria as described above.

The 2011 Plan is structured in a manner that is intended to provide the Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain awards under the 2011 Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

New Plan Benefits

Certain tables above, including the Summary Compensation Table, Grants of Plan-Based Awards Table, and Outstanding Equity Awards at Fiscal Year End Table, set forth information with respect to prior awards granted to our individual named executive officers under the 2003 Plan. Awards under the 2011 Plan are subject to the discretion of the Committee, and the Committee has not made any determination with respect to future grants to any individuals under the 2011 Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits or awards that will be received by participants.

New Plan Benefits Under 2011 Incentive Plan in Fiscal Year 2011

		Number of
		Shares/Units
Name	Dollar Value ($)	Covered by Awards

Gregory M. E. Spierkel, Director and Chief Executive Officer	0	0
William D. Humes, Senior Executive Vice President and Chief Financial Officer	0	0
Keith W.F. Bradley, Senior Executive Vice President and President, Ingram Micro North America	0	0
Shailendra Gupta, Senior Executive Vice President and President, Ingram Micro Asia Pacific	0	0
Alain Maquet, Senior Executive Vice President and President, Ingram Micro EMEA	0	0
All current executive officers as a group	0	0
All current directors who are not executive officers as a group	0	0
All employees who are not executive officers as a group	(1)	(1)

(1)	Not determinable at this time.

Since the awards that may be granted under the 2011 Plan are not currently determinable, the following table provides information with respect to awards granted under the 2003 Plan to our individual NEOs and other groups during fiscal year 2010, as illustrative of what awards would have been granted under the 2011 Plan during such period.

Awards Granted Under 2003 Plan
During Fiscal Year 2010

		Number of
		Shares
	Number of	Underlying
	Shares	Restricted	Number of
	Underlying	Stock	Restricted
Name and Position	Option Grants	Unit Grants	Stock Grants

Gregory M. E. Spierkel, Director and Chief Executive Officer	0	183,277	0
William D. Humes, Senior Executive Vice President and Chief Financial Officer	0	44,847	0
Keith W.F. Bradley, Senior Executive Vice President and President, Ingram Micro North America	0	44,847	0
Shailendra Gupta, Senior Executive Vice President and President, Ingram Micro Asia Pacific	0	44,847	0
Alain Maquet, Senior Executive Vice President and President, Ingram Micro EMEA	0	44,847	0
All Current Executive Officers as a Group	0	520,645	0
All Directors Who Are Not Executive Officers as a Group	47,675	39,014	14,163
Dale R. Laurance, Chairman of the Board	0	23,421	0
Howard I. Atkins, Director	0	0	5,992
Leslie S. Heisz, Director	0	5,992	0
John R. Ingram, Director	0	0	5,992
Orrin H. Ingram, Director	17,777	0	0
Linda Fayne Levinson, Director	0	5,992	0
Scott A. McGregor, Director	0	3,609	0
Michael T. Smith, Director	11,313	0	2,179
Joe B. Wyatt, Director	18,585	0	0
All Employees Who Are Not Executive Officers as a Group	0	1,152,029	0

What is the required vote to approve the proposal?

Approval of the 2011 Plan requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal.

What if the required vote is not obtained?

If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote does not vote to approve the 2011 Plan, (i) each of the 2003 Plan and the Executive Incentive Plan will continue in full force in accordance with its terms as in effect immediately prior to the adoption of the 2011 Plan, and the 2011 Plan will not take effect, and (ii) the Company may continue to grant awards under each of the 2003 Plan and the Executive Incentive Plan subject to the terms and conditions set forth therein.

PROPOSAL NO. 5
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 5 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2010 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2011 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2011. See “Report of the Audit Committee.” The following fees were charged by PwC for 2010 and 2009 fiscal year services to Ingram Micro:

•	Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $6,430,000 for fiscal year 2010, of which $3,480,000 will be billed by PwC in fiscal 2011, and (1) $6,283,000 for fiscal year 2009, of which $2,701,000 was billed by PwC in fiscal 2010. The actual amounts that will be paid in fiscal year 2011 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•	Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2010 and 2009 were $293,000 and $199,000, respectively, relating to agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities, as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•	Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $107,000 in fiscal year 2010 and $46,000 in fiscal 2009. These tax fees related to consultations on technical tax matters, including assistance with U.S. Federal, state and local and international tax matters.

•	All Other Fees. There were no other services or related fees incurred or paid to PwC in fiscal year 2010 or 2009.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, Ingram Micro’s management reports to the Audit Committee the services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s progress on and completion of its SOX 404 compliance process for 2010, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company management and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2010, the Audit Committee reviewed and discussed Ingram Micro’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors of Ingram Micro Inc.

Leslie S. Heisz (Chair)
Howard I. Atkins
Scott McGregor
Michael T. Smith
Joe B. Wyatt

ANNUAL REPORT

Our annual report for the fiscal year ended January 1, 2011, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated March 2, 2011, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended January 1, 2011 (with exhibits 23.1, 31.1, 31.2, and 32.1 only), as filed with the SEC, will be sent to any shareholder without charge upon written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2012 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 21, 2011.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2012, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 5, 2012.

By order of the Board of Directors,

Larry C. Boyd
Executive Vice President,
Secretary and General Counsel

April 19, 2011
Santa Ana, California

EXHIBIT A

INGRAM MICRO INC.
2011 INCENTIVE PLAN

Ingram Micro Inc., a Delaware corporation (“Ingram Micro”), has adopted this Ingram Micro Inc. 2011 Incentive Plan (the “Plan”), effective as of the Effective Date (as provided in Section 15(a)). This Plan amends and restates in its entirety the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “Amended and Restated 2003 Plan”) and consolidates the Ingram Micro Inc. 2008 Executive Incentive Plan (the “Executive Incentive Plan”) into the Plan.

The effectiveness of the Plan is subject to approval by the shareholders of Ingram Micro. In the event that the Plan is not approved by Ingram Micro’s shareholders, (i) each of the Amended and Restated 2003 Plan and the Executive Incentive Plan will continue in full force in accordance with its terms as in effect immediately prior to the adoption of the Plan, and the Plan will not take effect, and (ii) Ingram Micro may continue to grant awards under each of the Amended and Restated 2003 Plan and the Executive Incentive Plan subject to the terms and conditions set forth therein.

Section 1.  Purpose.  The purposes of the Plan are to promote the interests of Ingram Micro and its shareholders by (i) attracting and retaining exceptional members of the Board, executive personnel and other key employees of Ingram Micro and its Affiliates, as defined below; (ii) motivating such employees and Board members by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees and Board members to participate in the long-term growth and financial success of Ingram Micro.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any entity that is, directly or indirectly, controlled by Ingram Micro and (ii) any other entity in which Ingram Micro has a significant equity interest or which has a significant equity interest in Ingram Micro, in either case as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, award of Restricted Stock, Performance Award, Restricted Stock Unit or Other Stock-Based Award.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” means the Board of Directors of Ingram Micro.

“Cause” means any of: (i) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of Ingram Micro or any of its Affiliates; (ii) a Participant’s commission of a felony or crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ingram Micro or any of its Affiliates conducts business; and (iii) any willful violation by a Participant of any of Ingram Micro’s policies of which such Participant has been given prior notice and which violation is demonstrably detrimental to the best interests of Ingram Micro or any of its Affiliates.

For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of Ingram Micro and its Affiliates.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder.

“Committee” means a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3, Section 162(m) of the Code, and the rules of the New York Stock Exchange, is a “Non-Employee Director” within the meaning of Rule 16b-3, an “Outside Director” as determined under Section 162(m) of the Code, and an “independent director” under the rules of the New York Stock Exchange. Until otherwise determined by the Board, (i) the Human Resources Committee or any successor or replacement thereof designated by the Board shall be the Committee under the Plan with respect to Awards granted to any Eligible Individual, other than a member of the Board who is not an Employee, and (ii) the Governance Committee or any successor or replacement thereof designated by the Board shall be the Committee under the Plan with respect to Awards granted to any member of the Board who is not an Employee.

“Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall have the meaning determined from time to time by the Committee.

“Effective Date” shall have the meaning set forth in Section 15(a) of the Plan.

“Eligible Individual” means any Employee, including any officer or employee-director of Ingram Micro or any Affiliate, and any member of the Board.

“Employee” means an employee of Ingram Micro or any Affiliate.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Officer” means, at any time, an individual who is an executive officer of Ingram Micro within the meaning of Exchange Act Rule 3b-7 or who is an officer of Ingram Micro within the meaning of Exchange Act Rule 16a-1(f).

“Fair Market Value” means with respect to the Shares, as of any given date or dates, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock as reported in the Wall Street Journal or such other publication selected by the Committee. If such class of common stock is not traded on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares, the lack of liquidity of the Shares, the fact that the Shares may represent a minority interest and such other factors as the Committee shall in its discretion deem relevant or appropriate.

“Full Value Award” means any Award other than an Option or a Stock Appreciation Right and that is settled by the issuance of Shares.

“Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code.

“Incentive Stock Option” means a right to purchase Shares from Ingram Micro that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Ingram Micro” means Ingram Micro Inc., a Delaware corporation, together with any successor thereto.

“Non-Qualified Stock Option” means a right to purchase Shares from Ingram Micro that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), other than an Option, Stock Appreciation Right, award of Restricted Stock or Restricted Stick Unit, granted under Section 10 of the Plan.

“Participant” means any Eligible Individual selected by the Committee to receive an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

“Performance Award” means a cash bonus, stock bonus, or other performance or incentive award that is paid in cash, Shares or a combination thereof granted under Section 9 of the Plan, including, but not limited to, any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit or Other Stock-Based Award.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” means this Ingram Micro Inc. 2011 Incentive Plan, as amended from time to time.

“Prior Plans” means the Ingram Micro Inc. 2000 Equity Incentive Plan, the Ingram Micro Inc. 2003 Equity Incentive Plan, the Ingram Micro Inc. Amended and Restated 2003 Plan and the Executive Incentive Plan.

“Qualified Performance-Based Compensation” shall have the meaning set forth in Section 9(c) of the Plan.

“Restricted Stock” means any Shares granted under Section 8 of the Plan.

“Restricted Stock Unit” means any unit granted under Section 8 of the Plan.

“Retirement” shall have the meaning determined from time to time by the Committee and shall mean initially termination of employment of Participants residing in a non-European Union country at the time of termination of employment other than by reason of death, Disability or Cause if on the termination date the Participant is at least either (1) 65 years of age and has at least 5 years of service with Ingram Micro and its Affiliates or (2) 55 years of age and has at least 10 years of service with Ingram Micro and its Affiliates.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Shares” means shares of Class A common stock, $.01 par value, of Ingram Micro or such other securities as may be designated by the Committee from time to time.

“Stock Appreciation Right” means any right granted under Section 7 of the Plan.

“Sub-Plan” means any sub-plan or sub-plans adopted by the Committee under Section 14(q) of the Plan.

“Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Ingram Micro or with which Ingram Micro combines.

Section 3. Administration.

(a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting Ingram Micro, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: designate Participants; determine the type or types of Awards to be granted to an Eligible Individual; determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; determine the terms and conditions of any Award and Award Agreement; determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and adopt and administer one or more Sub-Plans. The Committee may, in its sole discretion, delegate to one or more Executive Officers the power to make Awards under the plan provided that at the time of such grant no recipient of such Awards shall be an Executive Officer. Without limiting the foregoing, the Committee may impose such conditions with respect to the exercise and/or settlement of any Awards, including without limitation, any relating to the application of federal or state securities laws or the laws, rules or regulations of any jurisdiction outside the United States, as it may deem necessary or advisable.

(b) Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including Ingram Micro, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Eligible Individual.

(c) Prohibitions.  Subject to Section 4(c) and Section 12, the Committee may not, without the approval of Ingram Micro’s shareholders, (i) lower the price per share of an Option or Stock Appreciation Right after it is granted, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Substitute Award) when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares, or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

Section 4. Shares Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 4(c) and 4(d), a total of 25,234,000 Shares may be issued or delivered pursuant to Awards under the Plan, less one (1) Share for every one (1) Share issued in respect of an Option or Stock Appreciation Right granted after the Effective Date (as provided in Section 15(a)), and 2.37 Shares for every one (1) Share issued in respect of a Full Value Award granted after the Effective Date. Shares issued in respect of any Full Value Award granted under the Plan or any award other than an option or stock appreciation right granted under any of the Prior Plans, in each case, on or before the

Effective Date shall be counted against the Share limit set forth in the preceding sentence at the ratio of 1.9 Shares for every one (1) Share issued in respect of such award. In addition, subject to adjustment under Section 4(c), no more than 25,234,000 Shares may be subject to Incentive Stock Options granted under the Plan and no Eligible Individual may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares.

(b) Forfeited or Expired Shares; Settled Awards. If (i) any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), or (ii) after the Effective Date, any Shares subject to an award under the Prior Plans are forfeited or expire or an award under the Prior Plans is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 4(e) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares reserved for issuance and delivery of Awards under paragraph (a) of this Section: (i) Shares tendered by a Participant or withheld by Ingram Micro in payment of the exercise price of an Option, (ii) Shares tendered by a Participant or withheld by Ingram Micro to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Ingram Micro, issuance of warrants or other rights to purchase Shares or other securities of Ingram Micro, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number of Shares of Ingram Micro (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, the number of Shares or other securities of Ingram Micro (or number and kind of other securities or property) subject to outstanding Awards, and the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that except to the extent deemed desirable by the Committee, no such adjustment of Awards (i) of Incentive Stock Options shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, or (ii) with respect to any Award would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended.

(d) Substitute Awards. Substitute Awards shall not reduce the Shares reserved for issuance and delivery of Awards under the Plan or authorized for grant to a Participant. Additionally, in the event that a company acquired by Ingram Micro or any subsidiary of Ingram Micro or with which Ingram Micro or any subsidiary of Ingram Micro combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares reserved for issuance and delivery of Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed immediately before the transaction by Ingram Micro or any of its subsidiaries.

(e) Shares Again Available for Awards. Any Shares that again become available for issuance and delivery pursuant to this Section 4 shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 2.37 Shares if such Shares were subject to Full Value Awards granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

(f) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5. Eligibility. Any Eligible Individual shall be eligible to be designated a Participant.

Section 6. Stock Options.

(a) Grant. Subject to the provisions of the Plan and contractual restrictions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefore and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b) Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each Option is granted; provided, however, that except in connection with (i) Substitute Awards and (ii) adjustment of outstanding Options pursuant to Section 4(c), the per share exercise price of an Option shall not be less than the Fair Market Value of a Share on the date of grant (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(c) Vesting. The period during which the right to exercise, in whole or in part, an Option vests in the Participant shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with Ingram Micro or any Ingram Micro subsidiary, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(d) Term. The maximum term of an Option shall be ten (10) years.

(e) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.

(f) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by Ingram Micro. Such payment may be made: in cash; in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise); by a combination of cash and such Shares; if approved by the Committee, in accordance with a cashless exercise program under which either, if so instructed by a Participant, Shares may be issued directly to such Participant’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer, or Shares may be issued by Ingram Micro to such Participant’s broker or dealer in consideration of such broker’s or dealer’s irrevocable commitment to pay to Ingram Micro that portion of the proceeds from the sale of such Shares that is equal to the exercise price of the Option(s) relating to such Shares; or in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7. Stock Appreciation Rights.

(a) Grant. Subject to the provisions of the Plan and contractual restrictions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof; provided, however, that except in connection with (i) Substitute Awards and (ii) adjustment of outstanding Stock Appreciation Rights pursuant to Section 4(c), the per share grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall have a grant price as determined by the Committee on the date of grant.

(b) Vesting. The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Committee and the Committee may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with Ingram Micro or any Ingram Micro subsidiary, or any other criteria selected by the Committee. At any time after grant of a Stock Appreciation Right, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(c) Term. The maximum term of a Stock Appreciation Right shall be ten (10) years.

(d) Exercise and Payment. A Stock Appreciation Right shall entitle a Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(e) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8. Restricted Stock and Restricted Stock Units.

(a) Grant.  Subject to the provisions of the Plan and contractual provisions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to Ingram Micro, and the other terms and conditions of such Awards.

(b) Vesting. The Committee shall determine and specify the date or dates on which the Shares of Restricted Stock and the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more specific criteria, including service to Ingram Micro or any Ingram Micro subsidiary, in each case on a specified date or dates or over any period or periods, as the Committee determines.

(c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d) Dividends and Distributions. If approved by the Committee, dividends and other distributions paid on or in respect of any Shares of Restricted Stock and dividend equivalents with respect to Restricted Stock Units may be paid directly to a Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.

Section 9. Performance Awards.

(a) Grant. Subject to the provisions of the Plan and contractual provisions affecting Ingram Micro, the Committee shall have sole and complete authority to determine the Eligible Individuals who shall receive a “Performance Award,” which shall consist of a cash bonus, stock bonus, or other performance or incentive award that is paid in cash, Shares or a combination thereof, including, but not limited to, any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and payable at such time and in such form as the Committee shall determine.

(b) Terms and Conditions. Subject to the terms of the Plan, any contractual provisions affecting Ingram Micro and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c) Qualified Performance-Based Compensation. The Committee, in its sole discretion, may determine whether an Award is to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (“Qualified Performance-Based Compensation”). If the Committee, in its sole discretion, decides to grant such an Award to a Covered Employee that is intended to constitute Qualified Performance-Based Compensation, then the provisions of this Section 9(c) shall control over any contrary provision contained in the Plan. The Committee may in its sole discretion grant Awards to other Eligible Individuals that are based on performance criteria but that do not satisfy the requirements of this Section 9(c) and that are not intended to constitute Qualified Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the performance criteria, the objectively determinable adjustments and the achievement of each performance goal with respect to an Award intended to constitute Qualified Performance-Based Compensation shall, to the extent applicable, be determined on the basis of United States generally accepted accounting principles (“GAAP”).

(i) Performance Goals with Respect to Qualified Performance-Based Compensation.  Any performance goals established by the Committee for any Award which is intended to constitute Qualified Performance-Based Compensation shall satisfy the following requirements:

(A) Such goals shall be based on any one or more of the following performance criteria: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of Ingram Micro’s Class A common stock, shareholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects or objectives, debt levels, market share, total shareholder return or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(B) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments shall be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by Ingram Micro during the performance period; items related to the disposal or sale of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; or any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of Ingram Micro’s traditional, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(C) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to Ingram Micro, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(D) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(E) Such goals shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

(ii) Procedures with Respect to Qualified Performance-Based Compensation. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Covered Employees and which is intended to constitute Qualified Performance-Based Compensation no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided in Section 9(c)(i) above), (c) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such Awards, as applicable, to be earned by each Participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Committee shall determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any bonus payments, which determination and approvals shall be recorded in the minutes of the Committee. In determining the amount earned under such Awards, with respect to any Award granted to one or more Covered Employees and which is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(iii) Payment of Qualified Performance-Based Compensation.  Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to constitute Qualified Performance-Based Compensation, the Participant must be employed by Ingram Micro or any of its Affiliates throughout the performance period. Furthermore, a Participant shall be eligible to receive payment pursuant to such Awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved.

(iv) Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to an Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for Qualified Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

(d) Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

(e) Annual Cash Limitation. Notwithstanding any provision in the Plan to the contrary, the aggregate amount of compensation to be paid to any one participant in respect of all Performance Awards payable in cash, and not related to Shares, in any fiscal year of the Company shall not exceed $7,500,000.

(f) Applicability. The grant of an Award to an Eligible Individual for a particular performance period shall not require the grant of an Award to such Eligible Individual in any subsequent performance period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

Section 10. Other Stock-Based Awards. The Committee shall have authority to grant to Eligible Individuals an Other Stock-Based Award, which shall consist of any right which is not an Award described in Sections 6 through 9 above and which is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply with applicable law, and to the extent deemed desirable by the Committee, with Rule 16b-3 and the requirements of Section 162(m) of the Code. Subject to the terms of the Plan, any contractual provisions affecting Ingram Micro and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 11. Termination or Suspension of Employment or Service. The Committee shall have sole discretion to determine a Participant’s rights with respect to any Award in the event of a Participant’s termination of employment or service, including if a Participant’s employment or service with Ingram Micro or its Affiliates is terminated by reason of death, Disability, or Retirement.

Section 12. Merger and other Corporate Transactions.

(a) In the event of a merger of Ingram Micro with or into another corporation, each outstanding Award may be assumed or an equivalent award may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, an Award is not assumed or substituted the Committee may cause the Award to become fully exercisable immediately prior to the date of the closing of the merger and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a merger, the Committee shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the merger, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Shares for each Share held on the effective date of the transaction

(and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the merger.

(b) In the event of any transaction or event described in Section 12(a) or any unusual or nonrecurring transactions or events affecting Ingram Micro, any Affiliate, or the financial statements of Ingram Micro or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (i) to provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this section the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by Ingram Micro without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested, (ii) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, (iii) to make adjustments in the number and type of shares of Ingram Micro’s stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future, (iv) to provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement and (v) to provide that the Award cannot vest, be exercised or become payable after such event.

Section 13. Amendment and Termination.

(a) Amendments to the Plan. The Board may terminate or discontinue the Plan at any time and the Board or the Committee may amend or alter the Plan or any portion thereof at any time; provided that no such amendment, alteration, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement or to comply with the listing or other requirements of any relevant exchange, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act or Section 162(m) of the Code, for which or with which the Board or the Committee deems it necessary or desirable to qualify or comply; provided, however, that any amendment to the Plan shall be submitted to Ingram Micro’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such amendment would:

(i) materially increase the number of Shares reserved for issuance and delivery under Section 4(a) of the Plan;

(ii) increase the per-person annual limits under Section 4(a) of the Plan;

(iii) increase the number of Shares that may be issued and delivered under the Plan in connection with awards other than Options and Stock Appreciation Rights under Section 4(a) of the Plan;

(iv) except to the extent provided in Section 4(c), increase the number of Shares which may be issued and delivered in connection with Awards described in Section 4(a) of the Plan; or

(v) amend any of the terms and conditions of this Section 13(a).

(b) Amendments to Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(c) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may, subject to Section 13(d), cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

(d) Prohibition on Repricing. Subject to Section 4(c) and Section 12, the Committee shall not, without the approval of the shareholders of Ingram Micro, (i) lower the price per share of an Option or Stock Appreciation Right after it is granted, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Substitute Award) when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares, or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

Section 14. General Provisions.

(a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under Section 10 or as an Award granted pursuant to Sections 8 or 9 hereof, may provide a Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. In addition, dividend equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Nontransferability.

(i) Except as provided in subsection (ii) below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(ii) Notwithstanding subsection (i) above, the Committee may determine that an Award may be transferred by a Participant to one or more members of a Participant’s immediate family, to a partnership of which the only partners are members of a Participant’s immediate family, or to a trust established by a Participant for the benefit of one or more members of a Participant’s immediate family. For this purpose, immediate family means a Participant’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subsection (ii) may not further transfer an Award. A trust described in this subsection (ii) may not be amended to benefit any Person other than a member of a Participant’s immediate family. An Award transferred pursuant to this subsection shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of Section 11 relating to the effect on the Award of the death, Retirement or termination of employment of a Participant, and shall be subject to such other rules as the Committee shall determine.

(c) No Rights to Awards. No Eligible Individual, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates. All certificates for Shares or other securities of Ingram Micro or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any stock exchange upon which such Shares or other securities are then listed and any applicable federal, state or foreign laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding. A Participant may be required to pay to Ingram Micro or any Affiliate, and Ingram Micro or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Ingram Micro or such Affiliate to satisfy all obligations for the payment of such taxes. The number of Shares which may be so withheld shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award. The Committee shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with any tax withholding obligation.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to a Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Ingram Micro or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of Ingram Micro or any Affiliate. Further, Ingram Micro or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) Rights as a Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be issued under the Plan until he or she has become the registered holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent a Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, whether domestic or foreign, or entitle Ingram Micro to recover any amounts under Section 16(b) of the Exchange Act, and any payment tendered to Ingram Micro by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Ingram Micro, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the federal securities laws and any other laws, whether domestic or foreign, to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Ingram Micro or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Ingram Micro or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Ingram Micro or any Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Transfer Restrictions. Shares acquired hereunder may not be sold, assigned, transferred, pledged or otherwise disposed of, except as provided in the Plan or the applicable Award Agreement.

(p) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(q) Sub-Plans. Subject to the terms hereof, the Committee may from time to time adopt one or more Sub-Plans and grant Awards thereunder as it shall deem necessary or appropriate in its sole discretion in order that Awards may comply with the laws, rules or regulations of any jurisdiction; provided, however, that neither the terms of any Sub-Plan nor Awards thereunder shall be inconsistent with the Plan.

(r) Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date on which the Plan becomes effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date on which the Plan becomes effective the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury Guidance (including such Department of Treasury guidance as may be issued after the date on which the Plan becomes effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

(s) Compensation Recovery. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any compensation recovery policy implemented by Ingram Micro, including, without limitation, any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such compensation recovery policy and/or in the applicable Award Agreement.

Section 15. Term of the Plan.

(a) Effective Date. The Plan shall be effective as of June 8, 2011, subject to approval by the shareholders of Ingram Micro (the “Effective Date”). Awards may be granted hereunder prior to such shareholder approval subject in all cases, however, to such approval. If the Board determines in its sole discretion that Awards issued under Section 9 of the Plan should continue to be eligible to constitute Qualified Performance-Based Compensation, the Plan shall be resubmitted for approval by the shareholders in the fifth year after it shall have been last approved by the shareholders.

(b) Expiration Date. No Award shall be granted under the Plan after June 7, 2021. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Pacific Time, on June 8, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/INM • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, 4 and 5 and 1 YEAR for Proposal 3.

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1.	Election of Directors for a term of one year:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Howard I. Atkins	☐	☐	☐	02 - Leslie Stone Heisz	☐	☐	☐	03 - John R. Ingram	☐	☐	☐
	04 - Orrin H. Ingram II	☐	☐	☐	05 - Dale R. Laurance	☐	☐	☐	06 - Linda Fayne Levinson	☐	☐	☐
	07 - Scott A. McGregor	☐	☐	☐	08 - Michael T. Smith	☐	☐	☐	09 - Gregory M.E. Spierkel	☐	☐	☐
	10 - Joe B. Wyatt	☐	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Advisory Vote on Executive Compensation.	☐	☐	☐	3.	Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐
								For	Against	Abstain
4.	Approval of 2011 Incentive Plan.	☐	☐	☐	5.	Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

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01B3DC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ingram Micro Inc.	+
ANNUAL MEETING OF SHAREHOLDERS
JUNE 8, 2011
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 11, 2011 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 8, 2011, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 4 AND 5 AND 1 YEAR FOR PROPOSAL 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.
If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by June 3, 2011.
(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)

C Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.	+